UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Commonwealth Edison Company

(Name of Registrant As Specified In Its Charter)

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Notice of Action by Written Consent of Majority Shareholder

In Lieu of a Meeting of Stockholders to Elect Directors

and Information Statement

April 28, 2014

To the Stockholders of Commonwealth Edison Company:

Notice is hereby given in accordance with Section 7.10 of the Illinois Business Corporation Act of 1983, as amended (the “Act”), that on or about June 10, 2014, the majority shareholder of Commonwealth Edison Company will take action by written consent in lieu of a meeting to elect the following directors: James W. Compton, Christopher M. Crane, A. Steven Crown, Nicholas DeBenedictis, Peter Fazio, Sue L. Gin, Michael Moskow, Denis O’Brien, Anne Pramaggiore, and Jesse H. Ruiz.

In accordance with Section 7.10 of the Act, notice of the action by written consent will be delivered to the shareholders promptly after the action is taken.

Very truly yours,

Bruce G. Wilson

Corporate Secretary

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY

This Information Statement is being provided to you in connection with the action by written consent of the majority stockholder of Commonwealth Edison Company (“ComEd” or the “Company”) to be taken on or about June 10, 2014.

As of March 31, 2014, ComEd had outstanding 127,016,912 shares of Common Stock, $12.50 par value (the “ComEd Common Stock”), 127,002,905, or over 99%, of which are owned by a subsidiary of Exelon Corporation (“Exelon”). Exelon intends to cause its subsidiary to take action by written consent to elect the nominees for director named under “Election of Directors” below. Consequently, the election of these directors is expected to be approved.

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Composition of the Board

ComEd is a controlled subsidiary of Exelon and does not have a separate nominating committee. Instead, those functions are fulfilled by the corporate governance committee of the Exelon board of directors. There is no policy with regard to the consideration of any director candidates recommended by ComEd shareholders other than Exelon because ComEd is a controlled subsidiary of Exelon.

The board of directors of ComEd consists of ten members. All directors are being elected because they have been previously elected or appointed by the board of directors on the recommendation of the corporate governance committee of Exelon.

ComEd’s Bylaws and Corporate Governance Principles require that at least one of the ComEd directors be “independent,” defined for this purpose as not being a director, officer or employee of Exelon, ComEd or any other Exelon affiliate. Five of the directors are “independent” directors under this standard. The current membership of the ComEd board represents a range of backgrounds and experience and diversity. The board consists of ten directors who range in age from 49 to 76, with an average age of 64 and a median age of 65. Two directors are women, one is African-American, one is Asian-American and one is Hispanic.

The directors have a wide diversity of experience that fills the needs of the board. Four directors are current or former CEOs of corporations. Two have served in government. Two have experience in banking. Individual directors have expertise in utility matters and law. Three of the directors have operational responsibility for Exelon or ComEd. All but two of the directors live or have lived in ComEd’s service territory and have extensive knowledge of the characteristics of the service territory and the needs of ComEd’s customers.

Biographical information about each of the directors follows.

Election of Directors

The persons listed below, each of whom is a current member of the board, will be elected as director to serve until their successors are elected.

James Compton, Age 76. Mr. Compton has served as a director of ComEd since 2006. Mr. Compton served as the President and Chief Executive Officer of the Chicago Urban League from 1978 through 2006. He also served as the President and Chief Executive Officer of the Chicago Urban League Development Corporation from 1980 through 2006. Mr. Compton also serves on the Board of Trustees of Ariel Investment Trust. Mr. Compton has extensive knowledge of ComEd and its business, having previously served as a director of ComEd from 1989 through 2000 and having served as a director of a community-based bank. In addition, Mr. Compton is very familiar with ComEd’s customers and as an African-American man contributes to ComEd’s outreach to diverse groups in Chicago.

Christopher M. Crane, Age 55. Mr. Crane has served as a director and the chair of the ComEd board since 2012. Mr. Crane is President and Chief Executive Officer of Exelon Corporation since March 12, 2012. Previously, he served as President and Chief Operating Officer, Exelon, and President and Chief Operating Officer, Exelon Generation since 2008. Mr. Crane served as a director of Aleris International Inc. from 2010 through 2013 (manufacture and sale of aluminum rolled and extruded products), where he served on the compensation committee and as the chair of the nominating and corporate governance committee. He is a member of the executive committee of the Edison Electric Institute and the board of directors of the Institute of Nuclear Power Operations, the industry organization promoting the highest levels of safety and reliability in nuclear plant operation.

A. Steven Crown, Age 62, has served as a director since 2011. He is a general partner of Henry Crown and Company, and has served in such capacity for more than five years. Henry Crown and Company is a private investment group that manages investments in banking, transportation, oil and gas, manufacturing, resort properties and other industries. Mr. Crown has extensive knowledge of the Chicago economy and his experience contributes to his effectiveness as a member of the ComEd board.

Nicholas DeBenedictis, Age 68, has served as a director of ComEd since 2013 and a director of Exelon since 2002. Mr. DeBenedictis serves on the Exelon corporate governance, finance and risk, and generation oversight committees. Mr. DeBenedictis is the chairman (since 1993), president and chief executive officer of Aqua America, Inc. a water utility with operations in 10 states. Mr. DeBenedictis also has extensive experience in environmental regulation and economic development, having served in two cabinet positions in the Pennsylvania government, as Secretary of the Pennsylvania Department of Environmental Resources and as Director of the Office of Economic Development. He also spent eight years with the U.S. Environmental Protection Agency. Mr. DeBenedictis has also served as a director of P.H. Glatfelter, Inc. (global supplier of specialty papers and engineered products) since 1995, where he has served on the audit, compensation & finance, and nominating and corporate governance committees. As CEO of a public company, Mr. DeBenedictis has experience in dealing with many of the same development, land use and utility regulatory issues that affect ComEd. His experience with environmental regulation also contributes to his service to the ComEd board.

Peter Fazio, Age 74. Mr. Fazio has been a director of ComEd since 2007. Mr. Fazio is a partner of the law firm of Schiff Hardin, LLP and served as past chairman, Executive Committee member and managing partner of Schiff Hardin. In addition to his general legal expertise, Mr. Fazio previously served as general counsel of another electric and gas utility and brings to the ComEd board knowledge of utility regulatory and legal issues.

Sue Gin, Age 72. Ms. Gin has served as a director of ComEd and Exelon since 2000. Ms. Gin chairs the Exelon audit committee and serves on the Exelon finance and risk committee. Ms. Gin also serves on the board of Servair, the global Air France catering arm. A Chicago-based entrepreneur, Ms. Gin is the founder (1983), owner, chair and CEO of Flying Food Group LLC, a leading wholesale food production company with 17 U.S. kitchens providing passenger meals to over 70 leading airlines – primarily international – and to retail partners in grocery, food service and specialty markets. She is also president and founder of New Management Ltd., a real estate sales, management and development firm with strategic Chicago-area commercial and residential holdings. Ms. Gin brings diversity to the ComEd board and helps advance the company’s diversity initiatives and community outreach.

Michael Moskow, Age 76. Mr. Moskow has served as a director of ComEd since 2008. Mr. Moskow is the Vice Chair and a Senior Fellow at the Chicago Council on Global Affairs. He served as president and chief executive officer of the Federal Reserve Bank of Chicago from 1994 to 2007. He is a director of Discover Financial Services, Northern Trust Mutual Funds and Taylor Capital Group and served as a director of Diamond Technology from 2008 through 2011. Mr. Moskow is a recognized leader in the Chicago business community with knowledge of the economy of the Midwestern United States and the northern Illinois communities that ComEd serves.

Denis O’Brien, Age 54. Mr. O’Brien has served as a director and vice chair of the ComEd board since 2012. As the chief executive officer of Exelon Utilities, Mr. O’Brien oversees the utility businesses of Exelon at ComEd, PECO Energy Company (“PECO”) and Baltimore Gas and Electric Company (“BGE”). Mr. O’Brien is also a senior executive vice president of Exelon. Previously, Mr. O’Brien served as executive vice president of Exelon and chief executive officer of Philadelphia-based PECO, Pennsylvania’s largest electric and natural gas utility.

Anne Pramaggiore, Age 55. Ms. Pramaggiore has served as a director of ComEd since 2012. In February 2012, Ms. Pramaggiore became the president and chief executive officer of ComEd. Prior to her appointment, Ms. Pramaggiore served as president and chief operating officer of ComEd from 2009 through 2012, where she was responsible for overseeing the day-to-day operations of ComEd. Before being named as president and chief operating officer, Ms. Pramaggiore served as executive vice president of Customer Operations, Regulatory and External Affairs.

Jesse Ruiz, Age 49. Mr. Ruiz has served as a director of ComEd since 2006. He is a corporate and securities partner at the law firm of Drinker Biddle & Reath, LLP and serves as the Vice President of the Chicago Board of Education. Mr. Ruiz is also the former chairman of the Illinois State Board of Education. Mr. Ruiz’s legal and government experience in the state and city where ComEd conducts its business has enabled him to contribute to the ComEd board on multiple levels. Mr. Ruiz also contributes to ComEd’s outreach to diverse groups.

ComEd Governance

Independence Standards

As noted above, ComEd’s Corporate Governance Principles require that at least one of the ComEd directors be “independent,” defined for this purpose as not being a director, officer or employee of Exelon, PECO or any other Exelon affiliate. Messrs. Compton, Crown, Fazio, Moskow and Ruiz are independent directors under this standard. The Corporate Governance Principles further require that the independent director or directors approve certain actions, including the declaration of dividends, the purchase of electric energy and seeking protection from creditors under bankruptcy or related laws.

Board Leadership Structure

Christopher M. Crane, the chief executive officer of Exelon, serves as chair of the ComEd board of directors. Denis P. O’Brien serves as the chief executive officer of Exelon Utilities, a senior executive vice president of Exelon, and the vice chair of the ComEd board. Because ComEd is a controlled subsidiary of Exelon, the ComEd board of directors has not seen any need to adopt a policy with respect to whether or not the positions of chair of the ComEd board of directors and chief executive officer should be held by the same person.

Attendance at Meetings

During 2013, ComEd’s board of directors held four meetings. In 2014, the ComEd board has held one meeting to date. All directors attended 100% of all board meetings.

Board Committees

ComEd is a controlled subsidiary of Exelon and does not have separate audit, nominating and compensation committees. Instead, those functions are fulfilled by the audit, corporate governance and compensation committees of the Exelon board of directors. The ComEd board established an executive committee in January 2014 that meets only as needed. The executive committee is authorized to act when it is not convenient to call a meeting of the full ComEd board. The members of the executive committee are Ms. Pramaggiore and Messrs. Crane, O’Brien and Fazio.

Board Oversight of Risk

As a controlled company, ComEd’s risk is managed by its board of directors in conjunction with Exelon’s overall risk oversight and risk management structure. Exelon and ComEd operate in a market and regulatory environment that involves significant risks, many of which are beyond its control. Exelon has a risk management group consisting of a Chief Enterprise Risk Officer, a Chief Commercial Risk Officer, and a full-time staff of 170. The risk management group draws upon other company personnel for additional support on various matters related to the identification, assessment and management of enterprise risks. Exelon also has an executive risk committee of company officers who meet regularly to discuss matters related to enterprise risk management generally and particular risks associated with new developments or proposed transactions under consideration. Management of the company regularly meets with the Chief Enterprise Risk Officer and the executive risk committee to identify and evaluate the most significant risks of the businesses and appropriate steps to manage and mitigate those risks. In addition, the Chief Enterprise Risk Officer and the risk management group perform an annual assessment of enterprise risks, drawing upon resources throughout the company for an assessment of the probability and severity of the identified risks. The Chief Enterprise Risk Officer and senior executives of the company discuss those risks with the finance and risk as well as the audit committees of the Exelon board of directors and, when appropriate, the BGE, the ComEd and PECO boards of directors. The committees of the Exelon board regularly report to the full board on the committees’ discussions of enterprise risks. In addition, the Exelon board regularly discusses enterprise risks in connection with consideration of emerging trends or developments and in connection with the evaluation of capital investments and other business opportunities.

Board/Committee/Director Evaluation and Director Education

The ComEd board does not have a separate process for board, committee or director evaluation. Because ComEd is a controlled subsidiary, the ComEd board is evaluated by the Exelon corporate governance committee.

The Exelon Office of Corporate Governance oversees an orientation program that is tailored to the needs of each new director depending on his or her level of experience serving on other boards and knowledge of the company or industry acquired before joining the board. New directors receive materials about ComEd, the board and board policies and operations and attend meetings with the CEO and other officers for a briefing on the executives’ responsibilities, programs and challenges. New directors are also scheduled for tours of various company facilities, depending on their orientation needs.

Continuing director education is provided during portions of regular board meetings and focuses on the topics necessary to enable the board to consider effectively issues before them at that time (such as new regulatory standards). The education sometimes takes the form of “white papers,” covering timely subjects or topics, which a director can review before the meeting and ask questions about during the meeting. The company pays the cost for any director to attend outside director education seminars on topics relevant to their service as directors.

Independent Public Accountants

ComEd is an indirect subsidiary of Exelon and does not have a separate audit committee. Instead the Exelon audit committee fulfills that function for ComEd. Ms. Sue Gin, a ComEd director, is also a director of Exelon and serves as the chair of the Exelon audit committee. In July 2002, the Exelon audit committee adopted a policy for pre-approval of services to be performed by the independent accountants. The committee pre-approves annual budgets for audit, audit-related and tax compliance and planning services. The services that the committee will consider include services that do not impair the accountant’s independence and add value to the audit, including audit services such as attest services and scope changes in the audit of the financial statements, the issuance of comfort letters and consents in relation to financings, audit-related services such as accounting advisory services related to proposed transactions and new accounting pronouncements, the provision of attest services in relation to regulatory filings and contractual obligations, and tax compliance and planning services. With respect to non-budgeted services in amounts less than $500,000, the committee delegated authority to the committee’s chair to pre-approve such services. All other services must be pre-approved by the committee. The committee receives quarterly reports on all fees paid to the independent accountants. None of the services provided by the independent accountants was provided pursuant to the de minimis exception to the pre-approval requirements contained in the SEC’s rules.

In 2013 the audit committee reviewed the PricewaterhouseCoopers 2013 Audit Plan and proposed fees and concluded that the scope of audit was appropriate and the proposed fees were reasonable.

The following table presents the fees (in thousands of dollars) for professional services rendered by PricewaterhouseCoopers LLP for the audit of ComEd’s annual financial statements for the years ended December 31, 2013 and December 31, 2012, and fees billed for other services provided during those periods. These fees include an allocation of amounts billed directly to Exelon. The fees include amounts related to the year indicated, which may differ from amounts billed.

	Year Ended Dec. 31, 2013	Year Ended Dec. 31, 2012
Audit Fees	1,939	2,241
Audit-Related Fees	20	26
Tax Fees	76	103
All Other Fees	3	5

Total	2,038	2,375

Audit fees include financial statement audits and reviews under statutory or regulatory requirements and services that generally only the auditor reasonably can provide, including issuance of comfort letters and consents for debt and equity issuances and other attest services required by statute or regulation.

Audit-related fees consist of assurance and related services that are traditionally performed by the auditor such as accounting assistance and due diligence in connection with proposed acquisitions or sales, consultations concerning financial accounting and reporting standards, and audits of stand-alone financial statements or other assurance services not required by statue or regulation.

Tax fees consist of tax compliance, tax planning, and tax advice and consulting services including assistance and representation in connection with tax audits and appeals, tax advice related to proposed acquisitions or sales, employee benefit plans and requests for rulings or technical advice from taxing authorities.

All other fees reflect work performed primarily in connection with research and audit software licenses.

Report of the Exelon Audit Committee

In fulfilling its responsibilities, the Exelon audit committee has reviewed and discussed the audited financial statements contained in the 2013 Annual Report on SEC Form 10-K with Exelon Corporation’s management and the independent registered public accounting firm (independent accountant). The Exelon audit committee discussed with the independent accountant the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, as superseded by Auditing Standard No. 16, as adopted by the Public Company Accounting Oversight Board in PCAOB Release No. 2012-004 and approved by the Securities and Exchange Commission in Release No. 34-68453. In addition, the Exelon audit committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee regarding independence, and has discussed with the independent accountant the independent accountant’s independence.

In reliance on the reviews and discussions referred to above, the Exelon audit committee recommended to the Exelon board of directors (and the Exelon board of directors has approved) that the audited financial statements be included in Exelon Corporation’s Annual Report on Form 10-K for the year ended December 31, 2013, for filing with the SEC.

The committee has a charter that has been approved by the Exelon board of directors.

February 10, 2014

The Audit Committee

Sue L. Gin, Chair

Anthony K. Anderson

Ann C. Berzin

Yves C. de Balmann

Paul L. Joskow

Richard W. Mies

William C. Richardson

Stephen D. Steinour

Related Person Transactions

Exelon has a written policy for the review and approval or the ratification of related person transactions. Transactions covered by the policy include commercial transactions for goods and services and the purchase of electricity or gas at non-tariffed rates from Exelon or any of its subsidiaries by an entity affiliated with a director or officer of Exelon. The retail purchase of electricity or gas from BGE, ComEd or PECO at rates set by tariff, and transactions between or among Exelon or its subsidiaries are not considered. Charitable contributions approved in accordance with Exelon’s Charitable Contribution Guidelines are deemed approved or ratified under the Related Persons Transaction policy and do not require separate consideration and ratification.

As required by the policy, the Exelon board reviewed all commercial, charitable, civic and other relationships with Exelon in 2013 that were disclosed by directors and executive officers of Exelon, BGE, ComEd and PECO, and by executive officers of Exelon Generation Company that required separate consideration and ratification. The Exelon Office of Corporate Governance collected information about each of these transactions, including the related persons and entities involved and the dollar amounts either paid by or received by Exelon. The Office of Corporate Governance also conducted additional due diligence, where required to determine the specific circumstances of the particular transaction, including whether it was competitively bid or whether the consideration paid was based on tariffed rates.

The Exelon corporate governance committee and the board reviewed the analysis prepared by the Office of Corporate Governance, which identified those related person transactions which required ratification or approval, under the terms of the policy, or disclosure under the SEC regulations. The Exelon corporate governance committee and the board considered the facts and circumstances of each of these related person transactions, including the amounts involved, the nature of the director’s or officer’s relationship with the other party to the transaction, whether the transaction was competitively bid and whether the price was fixed or determined by a tariffed rate.

The committee recommended that the Exelon board ratify all of the transactions. On the basis of the committee’s recommendation, the board did so. Several transactions were ratified because the related person served only as a director of the affiliated company, was not an officer or employee of the affiliated company and did not have a pecuniary or material interest in the transaction. For some of these transactions, the value or cost of the transaction was very small, and the board considered the de minimis nature of the transaction as further reason for ratifying it. The board approved and ratified other transactions that were the result of a competitive bidding process, and therefore were considered fairly priced, or arms length, regardless of any relationship. The remaining transactions were approved by the board, even though the director is an executive officer of the affiliated company, because the transactions involved only retail electricity or gas purchases under set, tariffed rates or the price and terms were determined as a result of a competitive bidding process. Only one of the related person transactions is required to be disclosed in this Information Statement

Sidley Austin LLP provided legal services to Exelon and ComEd during 2013. The spouse of Mr. Ruiz, a member of the ComEd board of directors, is a partner of Sidley Austin LLP.

Process for Stockholder Communications with the Board

Stockholders and other interested persons can communicate with the directors by writing to them, c/o Bruce G. Wilson, Senior Vice President, Deputy General Counsel and Corporate Secretary, Exelon Corporation, 10 South Dearborn Street, P.O. Box 805398, Chicago, Illinois 60680-5398. The Corporate Secretary will review communications initially and transmit a summary to the directors and will exclude from transmittal any communications that are commercial advertisements, other forms of solicitation, general shareholder service matters or individual service or billing complaints. The Corporate Secretary will forward to the directors any communication raising substantial issues. All communications are available to the directors upon request. Shareholders may also report an ethics concern with the Exelon Ethics Hotline by calling 1-800-23-Ethic (1-800-233-8442). You may also report an ethics concern via the Internet at EthicsOffice@ExelonCorp.com. These processes may also be used to communicate with the ComEd board of directors or to report ethics concerns relating to ComEd.

Availability of Corporate Documents

The Exelon Code of Business Conduct, which is the code of conduct applicable to ComEd, is available on the Exelon website at www.exeloncorp.com, on the corporate governance page under the Investors tab. Copies may be printed from the Exelon website and copies are available without charge to any shareholder who requests them by writing to Bruce G. Wilson, Senior Vice President, Deputy General Counsel and Corporate Secretary, Exelon Corporation, 10 South Dearborn Street, P.O. Box 805398, Chicago, Illinois 60680-5398. In addition, Exelon’s Compensation Consultant Independence Policy and all of Exelon’s and ComEd’s filings submitted to the SEC are available on the website. Access to this information is free of charge to any user with internet access. Information contained on our website is not part of this information statement.

Delivery of Documents to Stockholders Sharing an Address

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name and do not participate in electronic delivery of materials will receive only one copy of this Information Statement, unless we are notified that one or more of these stockholders wishes to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

Executive Compensation

The compensation of ComEd’s named executive officers is set by the compensation and leadership development committee of the board of directors of Exelon Corporation, generally consistent with Exelon’s overall compensation and benefits programs and policies, and is subject to review by the ComEd board of directors. A notable difference is that the annual incentive program for ComEd does not include a goal based on Exelon’s operating earnings. The compensation discussion and analysis and compensation disclosure that follows is adapted from the compensation discussion and analysis and compensation disclosure that was included in the 2014 proxy statement for Exelon Corporation and includes the information pertaining to ComEd executive compensation. The compensation and leadership development committee of Exelon provided a report on the compensation discussion and analysis that was included in the proxy statement for Exelon’s 2014 annual meeting and is presented below just before Compensation Discussion and Analysis.

Executive officers may be involved in evaluation of the performance and development of initial recommendations with respect to compensation adjustments; however, the Exelon compensation and leadership development committee makes the determinations with respect to compensation programs and adjustments. The Exelon chairman and the Exelon CEO are considered invited guests and are welcome to attend the meetings of the compensation and leadership development committee. The chairman and the CEO cannot call meetings of the compensation and leadership development committee.

Management, including the executive officers, makes recommendations as to goals for the incentive compensation programs that are aligned with Exelon’s and ComEd’s business plan. The compensation and leadership development committee reviews the recommendations and establishes the final goals. The compensation and leadership development committee strives to ensure that the goals are consistent with the overall strategic goals set by the board of directors (including the individual goals of subsidiaries, as appropriate), that they are sufficiently difficult to meaningfully incent management performance, and, if the targets are met, that the payouts will be consistent with the design for the overall compensation program. Executive officers take an active role in evaluating the performance of the executives who report to them, directly or indirectly, and in recommending the amount of compensation their subordinate executives receive. Executive officers review peer group compensation data for each of their subordinates in conjunction with their annual performance reviews to formulate a recommendation for base salary and whether to apply an individual performance multiplier to the subordinate executive’s incentive payouts, and if so, the amount of the multiplier. Executive officers generally do not make recommendations with respect to annual and long-term incentive target percentages or payouts. The Exelon CEO reviews all of the recommendations of the executive officers before they are presented to the compensation and leadership development committee. The human resources function provides to the compensation and leadership development committee data showing the history of the compensation of the executive officers and data that analyzes the cost of a range of several alternatives for changes to the compensation of the executive officers.

The compensation and leadership development committee has delegated to the Exelon CEO the authority to make off-cycle awards to employees who are not subject to the limitations of Section 162(m), are not executive officers for purposes of reporting under Section 16 of the Securities Exchange Act of 1934, and are not executive vice presidents or higher officers of Exelon, provided that such authority is limited to making grants of up to 600,000 shares in the aggregate, and 20,000 shares per recipient in any year. The compensation and leadership development committee reviews and ratifies these grants.

Compensation Consultant

Pursuant to the compensation and leadership development committee’s charter, the committee is authorized to retain and terminate, without board or management approval, the services of an independent compensation consultant to provide advice and assistance, as the committee deems appropriate. The committee has the sole authority to approve the consultant’s fees and other retention terms, and reviews the independence of the consultant and any other services that the consultant or the consultant’s firm may provide to the company. The chair of the compensation and leadership development committee reviews, negotiates and executes an engagement letter with the compensation consultant. The compensation consultant directly reports to the committee.

The committee determined in November 2012 to engage Semler Brossy Consulting Group, LLC and its Managing Principal Ms. Blair Jones as its consultant. The compensation and leadership development committee members who screened and interviewed the candidates determined that Semler Brossy offered the strongest and most responsive team and would provide the most reliable and cost-competitive advice through experience, research and benchmarking. In engaging Semler Brossy in November 2012 and in reviewing the engagement in December 2013, the compensation and leadership development committee considered the following factors in determining that Ms. Jones and the firm are independent consultants and do not have any conflicts of interest:

•	Semler Brossy performs no other services for the company or its affiliates and received no other fees from the company (aside from fees associated with a director compensation study performed for the corporate governance committee);

•	the firm’s policies would preclude any of the firm’s consultants providing services to the committee from owning any Exelon stock and none of the persons identified for the consulting team owned any Exelon stock;

•	the firm has formal written policies designed to prevent conflicts of interest; and

•	there were no relationships of the firm and its consultants and Exelon and its officers, directors or affiliates except that Dr. Richardson had known another consultant from the firm in connection with his consulting for the compensation committee at another company where Dr. Richardson had previously served as a director.

As part of its ongoing services to the compensation and leadership development committee, the compensation consultant supports the committee in executing its duties and responsibilities with respect to Exelon’s executive compensation programs by providing information regarding market trends and competitive compensation programs and strategies. In supporting the compensation and leadership development committee, the compensation consultant does the following:

•	Prepares market data for each senior executive position, including evaluating Exelon’s compensation strategy and reviewing and confirming the peer group used to prepare the market data;

•	Provides the committee with an independent assessment of management recommendations for changes in the compensation structure;

•	Works with management to ensure that the company’s executive compensation programs are designed and administered consistent with the committee’s requirements; and

•	Provides ad hoc support to the committee, including discussing executive compensation and related corporate governance trends.

Exelon’s human resources staff and senior management use the data provided by the compensation consultant to prepare documents for use by the compensation and leadership development committee in preparing their recommendations to the full board of directors or, in the case of the CEO, the independent directors, on compensation for the senior executives. In addition to its general responsibilities, the compensation consultant attends the compensation and leadership development committee’s meetings, if requested. The committee, or Exelon’s management on behalf of the committee, may also ask the compensation consultant to perform other executive and non-executive compensation-related projects. The committee has established a process for determining whether any significant additional services will be needed and whether a separate engagement for such services is necessary.

The committee has a formal compensation consultant independence policy that codifies its past practices. The compensation consultant independence policy is available on the Exelon website at www.exeloncorp.com, under the investor relations tab. The purpose of the policy is to ensure that the advisers or consultants retained by the committee are independent of the company and its management, as determined by the committee using its reasonable business judgment. The committee considers all facts and circumstances it deems relevant, such as the nature of any relationship between a compensation consultant, the compensation consultant’s firm, and the company and the nature of any services provided by the compensation consultant’s firm to the company that are unrelated to the compensation consultant’s work for the committee. Under the policy, a compensation consultant shall not be considered independent if the compensation consultant or the compensation consultant’s firm receives more than one percent of its annual gross revenues for services provided to the company. Under the policy, the compensation consultant reports directly to the chair of the compensation and leadership development committee, and the committee approves the aggregate amount of fees to be paid to the compensation consultant or the compensation consultant’s firm. The policy requires that the compensation consultant and any associates providing services to the compensation and leadership development committee have no direct involvement with any other aspects of the compensation consultant’s firm’s relationship with Exelon (other than any director compensation services that may be performed for the corporate governance committee), and that no element of the compensation consultant’s compensation may be based on any consideration of the revenues for other services that the firm may provide to Exelon. For 2013, the total fees paid to Semler Brossy were $349,822; no fees were paid to Semler Brossy for additional services beyond its work as consultant to the compensation and leadership development committee except for a director compensation study prepared for the corporate governance committee.

Compensation Committee Interlocks and Insider Participation

During 2013 no officers or employees or former officers of ComEd participated in deliberations of the ComEd board concerning executive officer compensation except Messrs. Crane and O’Brien and Ms. Pramaggiore. Ms. Pramaggiore was involved in deliberations concerning the compensation of executive officers other than herself.

Report of the Exelon Compensation and Leadership Development Committee

The Exelon compensation and leadership development committee is composed solely of independent directors, and we are accountable for ensuring that the decisions we make about executive compensation are in the best interests of shareholders. We accomplish this objective by having a robust compensation framework that emphasizes pay-for-performance, resulting in a majority of pay being at risk and contingent on the achievement of financial and operational goals. In fact, about 90% of Exelon’s CEO compensation is at risk, which is higher than the peer group average and strongly aligns with shareholders interests.

The committee considers shareholder feedback as part of our annual review of the executive compensation programs and we proactively seek shareholder feedback. Last year, slightly over 75% of the say-on-pay votes cast approved the compensation of Exelon’s Named Executive Officers (NEOs). We listened to your feedback and have taken significant actions to bolster the effectiveness of our programs and ensure shareholder alignment. We retooled our 2013 executive compensation program, taking into consideration your feedback and alignment with market practice.

Exelon exhibited exemplary operational performance in 2013; however, we realize that shareholder returns were less than we would have liked. Part of the board’s overarching strategy is to manage for the future, not the short-term, and management and the board are committed to making decisions that are in the best long-term interests of Exelon’s shareholders. We believe that Exelon has a strong portfolio of assets, and that the management team has been executing extremely well by controlling the things it can, such as achieving operational excellence and maintaining a strong balance sheet through disciplined financial management. The board believes that management is making the right long-term decisions to reverse the share price declines of the recent past by remaining focused on diversified growth and asset rationalization.

The compensation and leadership development committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the committee recommended to the board that the Compensation Discussion and Analysis be included in the 2014 Proxy Statement.

March 18, 2014

The Exelon Compensation and Leadership Development Committee

John A. Canning, Jr., Chair

Yves C. de Balmann

Robert J. Lawless

William C. Richardson

Compensation Discussion and Analysis

Section I:	Executive Summary

Section II:	Investor Feedback: We Heard You; We Responded

Section III:	How We Design Our Executive Compensation Programs to Pay for Performance

Section IV:	What We Pay and Why We Pay it

Section V:	Governance Features of Our Executive Compensation Programs

Section I: Executive Summary

2013 was marked by ComEd’s best-ever performance as we delivered exceptional value and service to our customers. Operational performance was outstanding, with many key metrics achieving all-time best performance (e.g., safety, outage duration, outage frequency), while financial earnings contributions to Exelon were better than plan.

Central Themes of our Executive Compensation Program

We Manage for the Long-term The board manages for the long-term and makes pay decisions that are in the best long-term interests of the company and shareholders.

Strong Compensation Framework

We have a strong compensation framework that is market-based and drives pay for performance and alignment with shareholders based on having a majority of NEO pay at risk in the form of annual incentives and equity.

Strong Investor Outreach We engage directly with Exelon’s investors and take actions to improve our compensation programs based on feedback from shareholders.

Competitiveness

Our NEO pay is generally calibrated to market median, which the committee and board believe appropriate based on sound business rationale and positioning relative to our market assessment peer group.

	Target Total Direct Compensation We believe that target “TDC” (base salary, annual bonus and equity) provides the best basis for comparison of executive compensation.	Balance Since we manage for the long-term, we believe pay at risk should reward the appropriate balance of short- and long-term financial and strategic business results.

Recap of 2013 Company Performance

2013 ComEd performance was outstanding, resulting in a record-setting year in safety, reliability and customer satisfaction based on an absolute basis, with performance relative to industry benchmarks being well within the top decile. In fact, President and Chief Executive Officer of ComEd, Anne R. Pramaggiore, was named Utility Industry CEO of the Year by Energy Central.

Notable accomplishments in 2013 include:

Building on the very strong operational performance and solid financial results for 2013, ComEd management continues to take the following actions to improve the ability to deliver exceptional value and service to customers.

Our Executive Compensation Framework is built on Pay-for-Performance and Pay-at-Risk

The goal of our executive compensation program is to retain and reward leaders who create long-term value for our shareholders by delivering on objectives set forth in the company’s long-term strategic plan. This goal affects the compensation elements we use and drives our compensation decisions. We embrace three key executive compensation principles outlined below that align the executives’ long-term interests with those of shareholders and motivate executives to remain with ComEd to create long-term shareholder value.

Principle	Objective
Attract, motivate and retain high caliber leadership by providing competitive compensation opportunities

•   The program assesses total compensation opportunities against appropriate peer companies to enable us to attract and retain executives with the experience and talent required to achieve our strategic objectives.

Pay for Performance

•   A majority of executive pay is not guaranteed, and is in the form of annual incentives and equity in order to drive and reward strong operational and financial performance and the creation of shareholder value.

Pay at Risk	• A majority of NEO pay is at risk and linked to changes in the stock price and/or achievement of short-term and long-term company financial and operational goals that build shareholder value.
• Executives are required to meet and maintain significant stock ownership requirements throughout the term of their employment with the company (2X base salary for all ComEd NEOs).

Pay at Risk for Our NEOs. As shown in the following chart, approximately 68% of the ComEd CEO and almost 60% of other ComEd NEOs 2013 target total direct compensation is considered at risk and based on changes in Exelon’s stock price and/or the achievement of short-term and long-term financial and operational goals.

The Committee’s Responsiveness to Shareholder Feedback

Exelon provided shareholders an advisory vote to approve its executive compensation in 2013. At its 2013 Annual Meeting of Shareholders, shareholders approved the advisory vote on executive compensation with 75% of the votes cast in favor of the proposal.

The committee greatly values feedback from investors. As explained in Section II, the chairman of the compensation and leadership development committee in conjunction with leaders from Exelon’s human resources, investor relations, and office of corporate governance groups, participated in outreach meetings that included many of the top 30 institutional investors to solicit feedback on the effectiveness of our executive compensation program and corporate governance. Outreach calls were held with the holders of 35% of outstanding common shares. The results of the shareholder outreach were summarized and presented to the full compensation and leadership development committee with a copy being provided to the Exelon board. The committee took action on several of the recommendations that helped reconfigure the executive compensation program to better align with shareholder interests and market practice, while taking into account the specific circumstances under which Exelon operates as described under Recap of 2013 Company Performance.

Feedback from Exelon shareholders has influenced certain aspects of the 2013 executive compensation program, largely focused on aligning our performance share program more closely with shareholder interests and market practice. Significant changes for 2013 include:

•	Lengthened the performance share program performance period from one to three years,

•	Reinstated total shareholder return as a modifier under our performance share program,

•	Reduced the number of goals in our performance share program from six to two,

•	Changed the goals under the performance share program to quantitative from qualitative, and

•	Eliminated stock options and changed the mix of equity for NEOs to 67% performance share units and 33% restricted stock units.

ComEd’s CEO Pay At-a-Glance

The total compensation for Ms. Pramaggiore, increased in 2013 as compared to 2012, primarily due to the grant of a performance-based transition award in connection with the transition from a one-year to a three-year performance period for performance share units.

One-time Performance-based Transition Award

Commencing in 2013, the committee approved the transition award as a result of lengthening the performance period from one year to three years for the 2013-2015 LTPSA (as shown in the chart below), which significantly decreases the targeted equity payments that executives can expect to vest in 2014 and 2015. The committee believes this refinement ensures fair treatment of participants during the transition. The committee determined that it was appropriate to address these transition issues by making a performance-based transition award grant in 2013 to executives impacted by this change. One-third of these transition awards vested in January 2014, with the remaining balance vesting in January 2015, based on the same goals as the performance shares, but excluding the relative total shareholder return modifier and the individual performance multiplier.

We Believe Target TDC Provides the Most Accurate Depiction of CEO Pay

The Exelon board believes that target total direct compensation is the most useful method for comparing CEO pay because it dampens volatility that can otherwise occur when making annual and year-over-year CEO pay decisions using summary compensation table reported data. The summary compensation table is influenced by actuarial assumptions that impact the change in pension value and accounting assumptions mandated by SEC rules that require companies to reflect the grant date value for the full award in the year in which it is granted. For this reason, the committee and the Exelon board rely on target total direct compensation market data to get the most realistic perspective on CEO pay.

Total Reported Compensation Varies Significantly. As illustrated in the chart below, total reported compensation as shown in the summary compensation table varies from year-to-year based on actuarial and accounting assumptions. As depicted below, CEO total compensation will increase to about $2.6 million (based on 2013 compensation as reported in this proxy statement), whereas it is estimated to decrease to about $2.1 million (based on 2014 compensation for next year’s proxy statement). This fluctuation is largely attributed to the one-time performance-based transition award, which is fully reflected in this year’s proxy statement.

The committee believes that Ms. Pramaggiore’s target total direct compensation is appropriately calibrated against the peer group and the pay mix is aligned strongly with shareholder interests.

2013 Performance and How Payouts were Determined

The committee approved the following at the January 2014 meeting: (1) base salary increases as part of the annual merit review, and (2) payouts for both the 2013 annual incentive plan and the first one-third of the performance-based transition award payout. The committee determined that it was appropriate to reduce the payout from 147.8% to 125% through exercise of the committee’s negative discretion in order to balance outstanding operational performance and solid financial management with a lagging stock price.

Element	2013 Action
Base salary	• Base salary increases averaged 3.1% for our NEOs (ranging from 3.0% to 3.5%).
Annual Incentive Program	• Payout approved at 104.35% of target based on operating EPS of $2.50 versus a target of $2.49.
• The individual performance multiplier (IPM) was 110% for Ms. Pramaggiore and Mr. Donnelly and 105% for the other three NEOs.
Restricted Stock Units	• Awards granted at target.
• Consists of 33% of equity portfolio, vesting ratably over three years.
Performance Share Units – 2013-2015 Long-Term Performance Share Award (LTPSA)	• Awards granted at grant date value of $31.18 per share.
• Consists of 67% of equity portfolio, vesting in full after three years.
• Awards based on two three-year goals (financial management (60%) and operational excellence (40%)).
• Payout based on average of 2013, 2014 and 2015 performance.
• 2013 performance achieved at 147.8% (reduced to 125%).
One-time performance-based transition award

•   First installment (one-third of award) paid in 2014 based on 2013 performance share goals, which paid out at 125%. Second installment (two-thirds of award) payable in 2015 based on the average of 2013 (125%) and 2014 (TBD) performance share performance.

Section II: Investor Feedback: We Heard You; We Responded

We actively engage with our shareholders throughout the year. Since 2006 Exelon has maintained a shareholder engagement program in which we proactively reach out to Exelon’s top shareholders and leading proxy advisory services firms with the objective of educating them about the corporate governance and executive compensation changes we have implemented as well as seeking their feedback on other potential executive compensation and corporate governance enhancements. Our engagement team consists of leaders from human resources, investor relations and the office of corporate governance. Additionally, Exelon’s compensation and leadership development committee chair participated with the team on several calls in 2013.

In the spring of 2013 we met with top Exelon shareholders and sought input from others. These meetings, which comprised about 35% of common shares outstanding, were invaluable as we were able to discuss the 2013 proxy statement and key executive compensation and corporate governance matters contained within the document as well as preview executive compensation changes that were implemented in 2013 and are reflected in the 2014 proxy statement. We also structured a similar outreach in the fall which included the chairman of Exelon’s compensation and leadership development committee participating in several telephonic meetings with top investors and proxy advisory services firms. The investors with whom we spoke were largely supportive of the changes we made for our 2013 executive compensation program, providing us with suggestions relating to emerging trends in executive compensation practices and our disclosures about our program. In addition, the committee and management reviewed correspondence submitted by individual and institutional shareholders, analyzed market practices at peer companies and sought advice from the committee’s independent compensation consultant.

In 2013, we revamped our executive compensation programs by making the following changes:

Change	Purpose
Modified the mix of equity vehicles.	The committee believes that performance-based awards more closely align shareholder interests with executive decision making. Performance share units and restricted stock units now account for 67% and 33% of target equity opportunity, respectively. Stock options are no longer granted.

Changed performance criteria from qualitative achievement to quantitative performance measures.	The committee believes that transparent, objective goals create a more actionable performance environment and aligns strongly with shareholder interests.

Increased the duration of the performance share unit performance period from one year to three years.	Lengthening the duration of performance periods from one year to three years aligns with market practice and tightens the linkage with long-term shareholder interests.

Streamlined the goals for the performance share unit plan.	Reduced the number of goals from six to two. This program aligns with best practice and sharpens the focus of each executive on two key strategic imperatives, protecting our credit rating, and continuing to generate and deliver reliable energy to our customers. The committee evaluates goals under the annual and long-term incentive programs to ensure that they are rigorous, contain appropriate challenges, and are designed to mitigate excessive risk.

Reinstated Total Shareholder Return (TSR) as a component in the performance share unit plan.	To strengthen the alignment with shareholders, awards can be increased or decreased by up to 25% based on TSR performance relative to other competitive integrated companies with business models most similar to ours (i.e., more than 25% of assets are unregulated).

Section III: How We Design Our Executive Compensation Programs to Pay for Performance

Our approach to compensating our NEOs is to align the long-term interests of executives with those of Exelon shareholders. Our compensation framework is based on providing market-competitive programs that attract and retain top talent. The framework is also designed so that a majority of our pay is at risk and directly linked to shareholder returns and to other performance factors that measure our progress against the financial management and operational excellence goals in our strategic and operating plans to promote pay for performance.

In order to reaffirm the link between pay and performance, the committee annually reviews the executive compensation components, targets and payouts and approves compensation for Ms. Pramaggiore. The committee evaluates goals under the annual and long-term incentive programs to ensure that they are challenging, contain appropriate stretch, and are designed to mitigate excessive risk. Goals are selected and evaluated based on support for the long-term business plan.

The committee believes it essential to reward executives equitably in order to establish an environment conducive to creating long-term shareholder value, realizing that at certain points in the market cycle there may be times when the CEO pay does not track to shareholder returns. Some of the value creation from outstanding operational performance may not be reflected in the stock price at a given time, but the committee is confident that our performance will result in value creation for shareholders over the long-term. The committee remains firmly committed to taking a holistic view of performance and making the right long-term decisions that motivate and engage our executives to drive our company forward and deliver optimal shareholder returns.

Elements of Executive Compensation

Executive compensation consists of the following key elements:

Type	Form	Purpose
Fixed	Base salary	• Provides income certainty so that executives can focus on achieving key business priorities and objectives.
Annual Incentive Program	AIP	• Holds executives accountable for performance against near-term business objectives.
Equity Awards	Restricted Stock Units (RSUs)	• Enhances the retention of key talent and provides an ongoing alignment of executive interests with those of shareholders.
	Performance Share Units (PSUs)	• Aligns the interest of executives with shareholders by providing awards contingent on achieving pre-established three year financial and operational goals.
	Transition Award (one-time award)	• Aligns the interest of executives with shareholders by providing awards contingent on achieving pre-established financial and operational goals over three-year performance period.
Retirement	Pension	• Qualified defined benefit pension plan intended to provide retirement income.
	Supplemental Pension (SERP)	• Provides income security for retirement.
Other Compensation	Perquisites	• Exelon provides modest perquisites to serve specific business needs.
	401(K)	• Tax-efficient retirement savings plan.

How Pay-for-Performance Works

Overview. We have a long-standing commitment to linking pay and performance by providing a majority of compensation that is tied to stock price increase or contingent on achieving our short and long-term objectives.

•	Program Design: More than 60 percent of NEO pay at ComEd is variable, which directly ties pay to company performance, including financial results, operational goals, and stock performance relative to the peer group.

•	Performance Assessment: The committee uses a comprehensive and well-defined process to assess performance, which encompasses an assessment of both short and long-term financial and operational results relative to the goals. The committee ensures that the goal-setting process is rigorous and contains appropriate stretch for both internal measures and operational metrics that generally are set at achieving industry first quartile performance as the target (For more information refer to the 2013 performance share scorecard in Section IV).

What We Do and Don’t Do

Our executive compensation philosophy focuses on pay-for-performance and reflects appropriate governance practices aligned with the needs of our business. Below is a summary of our executive compensation practices that are aligned with best practice, as well as a list of those practices we avoid because they do not align with shareholders’ long-term interests.

What We Do

•	Pay-for-performance – 68% of CEO pay (and 60% for other NEOs) is at risk in the form of AIP and equity

•	Stock ownership – 2X base salary for all ComEd NEOs

•	Mitigation of undue risk in executive compensation programs

•	Double-trigger change-in-control benefits – requires involuntary termination plus change-in-control

•	Independent compensation consultant – works directly with the committee

•	We provide limited, modest perquisites based on sound business rationale

•	We proactively seek investor feedback on executive compensation programs

•	We prohibit hedging transactions, short sales, derivative transactions or pledging of company stock

•	We require executive officers and directors to obtain pre-approval before trading stock

•	We annually assess our programs against peer companies and best practices

•	Incentive targets contain appropriate stretch based on industry performance and/or the business plan

What We Don’t Do

•	No minimum payout of AIP or equity programs

•	No employment agreements

•	No dividend-equivalents on unearned Performance Share Units

•	No excise tax gross-ups upon change-in-control for change-in-control agreements entered into after April 2009

•	No inclusion of the value of equity awards in pension or severance calculations

•	No additional credited service under supplemental pension plans since 2004

•	No option re-pricing

Assessing Executive Compensation Programs

Overview. Assessing our executives’ compensation levels against our peer group is one of several factors considered in the pay setting process. Peer group practices are analyzed annually for target TDC and for other pay practices, such as perquisites and the mix of equity vehicles. Because Exelon is one of the largest energy services companies, we compare executive compensation against a blended peer group with which we compete for talent that includes 10 energy services companies and 10 high-performing asset intensive general industry companies (with an emphasis when appropriate on companies that are subject to commodity prices such as Exelon) that have comparable annual sales (.5x to 2x) and market capitalizations (generally above $10 billion). Each year the compensation and leadership development committee, working with its independent consultant, reviews the composition of the peer group and determines whether any changes should be made. The peer group for 2013 was unchanged from 2012. Exelon’s peer group consists of the following 20 companies:

General Industry		Energy Services
3M	Honeywell	AEP Co., Inc.	FirstEnergy Corp.

Alcoa	International Paper Co.	Dominion Resources, Inc.	NextEra Energy, Inc.

Caterpillar	Johnson Controls Inc.	Duke Energy Corp.	PG&E Corp.

EI DuPont	Murphy Oil	Edison International	PSEG, Inc.

Hess Corporation	PepsiCo Inc.	Entergy Corporation	Southern Company

Comparing Exelon to its Peer Group. The median revenue of Exelon’s peer group for the year ended December 31, 2013 was approximately $19.7 billion as compared to our revenues of $24.9 billion. As of December 31, 2013, the median market capitalization of Exelon’s peer group was $30.8 billion as compared to our market capitalization of $22.7 billion. Individual executive pay is generally targeted at the median of our peer group, but can vary based on job requirements (competencies and skills), scope of responsibilities, the executive’s experience and performance, retention, succession planning and the organizational structure of the businesses (internal alignment and pay relationships).

Section IV: What We Pay and Why We Pay it

Compensation Framework with 2013 Peformance-based Pay Actions

Merit Review

2013 Actions: salary increases as a result of the merit review ranged from 3.0% to 3.5% for our NEOs. Base salary increases were provided to recognize individual performance and maintain market competitiveness.

	% of AIP*	Goal	2013 Actions
Annual Incentive	100%	ComEd Metrics	- Payout as a percent of target ranged from 119.35% to 124.35%. - The individual performance multiplier for ComEd NEOs ranged from 105% to 110%, driven by outstanding performance. - Payout for all NEOs was subject to the shareholder protection feature.

* AIP weighting is 25% Exelon non-GAAP Operating EPS and 75% ComEd Metrics for Ms. Pramaggiore

	% of Equity**	Goals (Weighting)**	Highlights of Programs
Equity	Performance Share Units 67%	Financial Management (60%)	- 2013-2015 Long-Term Performance Share Award (LTPSA) vests in full in 2016, with final payout subject to total shareholder return modifier (TSR) and individual performance multiplier (IPM).
	Restricted Share Units 33%	Operational Excellence (40%)	- 2013 RSU grant vests one-third per year over three years.

** Each three-year goal has underlying metrics that are reset annually

	Vesting	Goals	2013 Actions
One-time Performance-based Transition Award	33% (2014) 67% (2015)	Same as Performance Share Program	- In 2013, the committee approved a transition award as a result of lengthening the performance period and vesting from one to three years under the 2013-2015 LTPSA. - One-third of the award vested in January 2014 based on a formulaic payout of 147.8%. The committee reduced the payout to 125% to improve the balance between recognizing outstanding operational performance and lagging shareholder returns. The TSR modifier and IPM do not apply to transition awards.

Pay at Risk

Pay at risk in action. In order to drive a pay-for-performance culture and align with shareholder interests, we take a holistic approach that is generally based on the core compensation principle of putting the majority of pay adjustments in the form of variable pay that is at risk.

NEOs for 2013 are shown below:

Name	Title
Anne R. Pramaggiore	President and Chief Executive Officer

Joseph R. Trpik Jr.	Senior Vice President, Chief Financial Officer and Treasurer

Terence R. Donnelly	Executive Vice President and Chief Operating Officer

Thomas S. O’Neill	Senior Vice President, Regulatory and Energy Policy and General Counsel

Fidel Marquez Jr.	Senior Vice President, Governmental and External Affairs

Base Salary

Overview. We pay base salaries to attract talented executives and to provide a fixed level of cash compensation. Base salaries for our NEOs are set by the committee and adjusted following an annual market assessment of peer group compensation. Base salaries may be adjusted (1) as part of the annual merit review, or (2) based on a promotion or significant change in job scope. The committee considers the results of the annual market assessment in addition to the following factors when contemplating a merit review: individual performance, scope of responsibility, leadership skills and values, current compensation, internal equity, and legacy matters.

2013 base salary adjustments. The table below depicts 2013 base salary adjustments that were effective March 1, 2013.

Name	Merit Review
Pramaggiore	3.00%
Trpik Jr.	3.00%
Donnelly	3.00%
O’Neill	3.00%
Marquez Jr.	3.50%

Performance-based Annual Incentive Plan (“AIP”)

Overview. We grant performance-based annual incentive awards to compensate our NEOs for achieving the company’s annual performance goals.

Performance Goals. One of the performance goals used to determine the annual bonus for Ms. Pramaggiore was Exelon’s non-GAAP operating earnings per share (EPS), which management believes represents earnings directly related to ongoing operations of the business. Ms. Pramaggiore’s performance was also based on operational goals, as were the other NEOs as shown in the AIP table below. These goals were chosen because they reflect financial management and operational excellence goals that are associated with the creation of value for shareholders. Financial and operational goals are set at threshold (50%), target (100%) and distinguished (200%) levels based on objectives in the company’s internal strategic business plan. The 2013 non-GAAP operating EPS target approved by the committee contains stretch goals based on the company’s internal business plan (for example, $360 million in merger synergies for 2013). The committee set the operational goals based on industry performance (where available).

Target Annual Incentive Award	X	Company/Business Unit Performance	X	Individual Performance Multiplier (IPM)	=	Actual Annual Incentive Award
• % of base salary (as of 12/31/13) • ComEd CEO annual incentive target of 70% of salary • Other NEO annual incentive targets range from 45% to 55% of salary

•   Performance is 0% to 200% (target of 100%)

•   Ms. Pramaggiore’s payout is based on 25% Exelon EPS, with the balance based on ComEd metrics

•   All other ComEd NEOs, have 100% of their award based on ComEd metrics

				• Measures individual performance • Ranges from 50% to 110% of target for NEOs • The committee approves Ms. Pramaggiore’s IPM while she approves the IPMs of the other NEOs		• Maximum award of 200% of target Shareholder Protection Feature (SPF) limits award to 20 percentage points above EPS

2013 Performance. The committee approved a payout of 119.35% for Ms. Pramaggiore, which was reduced from 150.11% as a result of the shareholder protection feature. The other ComEd NEOs, received a payout of 124.35%, which was reduced from 140.39% as a result of the shareholder protection feature. Individual performance multipliers (ranging from 105% to 110%) were then applied to the final awards based on achieving key strategic goals and objectives. The following table describes the performance scales and results for the 2013 goals:

Goals	Threshold	Target	Distinguished	2013 Results	Unadjusted Payout as a % of Target
Adjusted (non-GAAP) Operating Earnings Per Share (EPS)*	$2.22	$2.49	$2.72	$2.50	104.35%
ComEd outage duration 2013	94	86	84	81	200.00%
ComEd Capital Expenditures 2013 ($M)	$824.60	$785.30	$706.80	$802.70	77.86%
ComEd Customer Operations Index 2013	79.2	81	84	82.1	136.67%
ComEd Customer Satisfaction Index 2013	7.27	7.47	7.67	7.75	200.00%
ComEd EIMA Reliability Metrics Index 2013	Performance scale is a composite of multiple measures				150.00%
ComEd Operating Net Income (NI) ($M) 2013*	$331.90	$372.10	$406.30	$420.90	200.00%
ComEd OSHA Recordable (safety) Rate 2013	1.49	0.91	0.86	0.71	200.00%
ComEd outage frequency 2013	1.02	0.89	0.84	0.76	200.00%
ComEd Total O&M Expense 2013 ($M)	$932.40	$888.00	$799.20	$871.10	119.03%

*	Ms. Pramaggiore is the only NEO with an Exelon Adjusted (non-GAAP) Operating Earnings Per Share (EPS) measurement component as well as a ComEd Operating Net Income (NI) component.

Note: Adjusted (non-GAAP) Operating Earnings

Adjusted (non-GAAP) operating earnings for Exelon are provided as a supplement to results reported in accordance with GAAP. The adjustments generally exclude significant one-time charges or credits that are not normally associated with ongoing operations, mark-to-market adjustments from economic hedging activities and unrealized gains or losses from nuclear decommissioning trust fund adjustments. Management uses such adjusted (non-GAAP) operating earnings internally to evaluate the company’s performance and manage its operations and externally to report performance to investors. Accordingly, management also uses adjusted (non-GAAP) operating earnings as a goal in its annual incentive plan. A reconciliation of adjusted (non-GAAP) operating earnings per share to reported GAAP earnings for 2013 is presented below; amounts may not add due to rounding:

2013 Adjusted (non-GAAP) Operating Earnings (Loss) Per Share	$2.50
Adjustments:
Mark-to-Market Impact of Economic Hedging Activities	0.35
Unrealized Gains Related to NDT Fund Investments	0.09
Plant Retirements and Divestitures	0.02
Asset Retirement Obligation	(0.01)
Merger and Integration Costs	(0.10)
Amortization of Commodity Contract Intangibles	(0.41)
Amortization of the Fair Value of Certain Debt	0.01
Reassessment of State Deferred Income Taxes	—
Midwest Generation Bankruptcy Charges	(0.02)
Remeasurement of Like-Kind Exchange Tax Position	(0.31)
Long-lived asset impairments	(0.14)
FY 2013 GAAP Earnings (Loss) Per Share	$2.00

2013 AIP Summary Payments. The following table shows how the formula was applied and the actual amounts awarded.

NEO	Salary		Target AIP%		Performance Factor		Total Award for 2013 Performance		IPM%		Actual Award
Pramaggiore	$566,500	x	70%	x	119.35%	=	$473,280	x	110%	=	$520,608
Trpik Jr	$324,450	x	45%	x	124.35%	=	$181,554	x	105%	=	$190,632
Donnelly	$391,400	x	55%	x	124.35%	=	$267,688	x	110%	=	$294,457
O’Neill	$361,015	x	50%	x	124.35%	=	$224,461	x	105%	=	$235,684
Marquez Jr	$326,025	x	45%	x	124.35%	=	$182,435	x	105%	=	$191,557

Annual Equity Awards for 2013

In 2013, based on shareholder feedback and alignment to market practice, the committee approved using two equity vehicles: restricted stock units (RSUs) and performance share units (PSUs), targeting a mix of 33% RSUs and 67% PSUs. The committee also approved a one-time performance-based transition award that replaces lost targeted equity payments based on lengthening the performance period to three years from one year.

Our equity grant timing policy is for the committee to approve the annual equity grants at its meeting in January. On January 28, 2013, the committee approved the 2013 grants for RSUs, PSUs and transition awards, which are shown in detail in the Grants of Plan-Based Awards table.

The number of shares subject to each award type was based on the 2013 target awards that were approved by the committee. The grant date fair value of the awards based on the January 28, 2013 closing stock price of $31.18 is shown in the Summary Compensation Table, and the amounts of equity awards granted to each NEO are listed below as well as in the Grants of Plan-Based Awards table, which also includes accumulated dividends. Outstanding equity awards are shown in the Outstanding Equity Awards table.

Restricted Stock Units. Starting in 2013, the committee decided to grant RSUs that vest ratably over three years in place of stock options to align more strongly with market practice. The committee also considered it important for purposes of executive retention that one-third of the equity portfolio should be RSUs which offer greater stability and less volatility but are still linked to changes in shareholder value. Dividend-equivalents with respect to RSUs are reinvested as additional RSUs, subject to the same vesting conditions as the underlying RSUs.

Special Equity Awards. The committee periodically provides equity awards consisting of RSUs vesting in full after up to five years on a selective basis to key executives based on factors such as retention and succession planning. These retention awards have vesting and other provisions designed to promote retention of the services and skills of key executives.

Performance Share Units. Commencing in 2013, the committee approved a redesign of the PSU program to include vesting in full after three years, compared with ratable vesting of three years under the former design.

Executives receive grants of PSUs, which are measured and realized over a performance period covering three years. Each PSU represents the right to receive shares or cash to the extent designated performance goals within the three year performance period are satisfied. Performance periods overlap, with a new three-year performance cycle beginning each year that consists of three year goals. The committee can elect to reset targets annually to address unintended consequences with the challenges of setting three-year goals. At the end of each performance period, performance share units are distributed contingent upon the level of achievement of financial management and operational excellence goals based on underlying metrics and targets that are reset each year of the performance period. Final PSU payout is based on the committee’s approval and subject to a TSR modifier over three years relative to other competitive integrated companies that have at least 25% or more of their assets in unregulated businesses (Entergy, First Energy, NextEra Energy, PPL and PSEG). Settlement of PSUs is 50% in Exelon shares, with the remaining balance in cash. The exception is for executive vice presidents who have achieved 200% or more of their stock ownership guidelines as of the measurement date of September 30 of the year prior to payout, in which case the award is settled entirely in cash.

How the Performance Share Units Work. Each NEO’s target performance share award is applied against the following:

Average of 2013, 2014 and 2015 performance	X	Total Shareholder Return Modifier (TSR)	X	Individual Performance Multiplier (IPM)	=	Actual Performance Share Award
• Three year goals (financial management and operational excellence)		• TSR measured relative to peer group may increase or decrease the award up to 25%		• IPM can decrease the award by up to 50% or increase the award by up to 10%		• Maximum award is 150% prior to TSR and IPM (200% maximum after application of TSR and IPM)

2013 Performance Share Results. The committee reduced the payout for the first installment of the transition award from the formulaic payout of 147.8% to 125% to better align the payout with shareholder returns, taking into consideration that TSR was down for the year.

Goal-Setting Contains Rigor

Our performance metrics contain appropriate challenge to pay-for-performance. Generally, our operational goal targets (for 100% payout) are calibrated to first quartile industry performance.

•    Capacity Factor target set at “best-in-class”

•    Four of the six outage duration and frequency metric targets set at industry first quartile

2013 Performance Share Goal-Setting. The table below shows the 2013 financial management and operational excellence goals, as well as the underlying metrics, which are set based on either the internal business plan or industry performance. All metrics are designed to be challenging to achieve and were chosen because they are key measures for driving long-term success. For example, return on equity (ROE) was chosen because it measures the company’s ability to generate earnings in relation to the amount of equity shareholders have invested in the company, while Funds from Operations (FFO) / Debt was chosen because it is a key ratio analyzed by the rating agencies in determining the company’s credit rating.

2013 Performance Share Scorecard
Goals / Weighting	Metrics	Metric Weighting	Operating Company	2013 Target*	2013 Target Calibrated to	2013 Performance**	2013 Performance vs. Industry Performance	Actual Award vs. Metric Weighting
Financial Management: 60%	Earned Return on Equity (ROE)	30.00%	Exelon Corp	9.00%	Budget	9.70%	N/A	45.00%
	FFO / Debt	30.00%	ExGen HoldCo	27.00%	Budget	37.00%	N/A	45.00%
Operational Excellence: 40%	Outage Duration (Average)	6.70%	BGE	120	3rd Quartile	96	2nd Quartile	3.35%
			ComEd	86	1st Quartile	81	1st Decile	3.35%
			PECO	88	1st Quartile	94	1st Quartile	1.12%
	Outage Frequency (Average)	6.70%	BGE	1.1	2nd Quartile	0.87	1st Quartile	3.35%
			ComEd	0.89	1st Quartile	0.76	1st Decile	3.35%
			PECO	0.81	1st Quartile	0.68	1st Decile	3.35%
	Net Fleetwide Capacity Factor	13.30%	Nuclear	93.10%	Best-in-Class	94.10%	Best-in-Class	19.95%
	Dispatch Match	13.30%	Dispatch Match	96.60%	Internal measure	99.10%	N/A	19.95%
							Formulaic Payout	147.80%

*	Lower number is better for outage duration and outage frequency, and higher for all other metrics.
**	Actual performance was distinguished (150%) for all metrics, except PECO outage duration which was threshold (50%).

In exercising negative discretion by reducing the award from 147.8% to 125%, the committee considered it appropriate to apply the 125% performance factor to all equity awards that are impacted by 2013 performance share performance as illustrated below.

Equity Program	Performance Results			Awards will be Based on Performance Against
	2013	2014	2015	Goals from:	Awards Paid in:
Transition Award First Installment	125%			2013 (125%)	2014
Transition Award Second Installment	125%	TBD		Average of 2013 (125%) and 2014	2015
2013—2015 LTPSA	125%	TBD	TBD	Average of 2013 (125%), 2014, and 2015 +/- TSR modifier	2016

Payout of the First Installment of the Transition Award. Share payouts for the NEOs are shown in the table below. Payouts were settled half in stock and half in cash for all NEOs.

NEO	First Installment Target		Original Performance		Formulaic Payout		Negative Discretionary Adjustment to Reduce Award to 125% of Target		Committee Approved Payout
Pramaggiore	3,751	x	147.8%	=	5,544	+	(854)	=	4,689
Trpik Jr	1,459	x	147.8%	=	2,156	+	(332)	=	1,824
Donnelly	2,084	x	147.8%	=	3,080	+	(474)	=	2,605
O’Neill	1,459	x	147.8%	=	2,156	+	(333)	=	1,824
Marquez Jr	1,459	x	147.8%	=	2,156	+	(333)	=	1,824

Section V: Governance Features of Our Executive Compensation Programs

Stock Ownership and Trading Requirements

To strengthen the alignment of executives’ interests with those of shareholders, officers of the company are required to own certain amounts of Exelon common stock. Executives must meet these guidelines within five years of the latter of the implementation of the new guidelines, their employment or promotion to a new position.

For additional information about Exelon’s stock ownership guidelines, please see the Stock Ownership Requirements for Directors and Officers and Beneficial Ownership Table.

Exelon’s stock trading policy does not permit short sales, hedging or pledging.

Recoupment (Clawback) Policy

Consistent with the pay-for-performance policy, in May 2007, the Exelon board of directors adopted a recoupment policy as part of Exelon’s Corporate Governance Principles. The board of directors will seek recoupment of incentive compensation paid to an executive officer if the board determines, in its sole discretion, that:

•	the executive officer engaged in fraud or intentional misconduct;

•	as a result of which Exelon was required to materially restate its financial results;

•	the executive officer was paid more incentive compensation than would have been payable had the financial results been as restated;

•	recoupment is not precluded by applicable law or employment agreements; and

•	the board concludes that, under the facts and circumstances, seeking recoupment would be in the best interest of Exelon and its shareholders.

Compensation Policies and Practices as They Relate to Risk Management

The compensation and leadership develop committee has considered Exelon’s policies and practices of compensating its employees, including non-executive officers, as they relate to risk management practices and risk-taking incentives and believes that such policies and practices are not reasonably likely to have a material adverse effect on Exelon. In this regard, the committee considered the following factors:

•	The annual and long-term incentive programs place limits on incentive compensation plans.

•	Incentive goals are not tailored solely to revenue-generating conduct.

•	The annual incentive program key performance indicators are reviewed in a challenge session by a senior management panel to make sure the goals are fair, reasonable, aligned with the overall business plan and balanced between financial and operational excellence.

•	The annual incentive program contains shareholder protection features that limit payouts on non-earnings components based on earnings performance, and the compensation and leadership development committee reserves the right to curtail awards if a business unit under-performs.

•	Exelon has long-term incentive programs that are linked to shareholder value.

•	Exelon’s officers are required to own Exelon stock, and performance share units are paid out over a two year period after they are earned (program prior to 2013) or after a three-year performance period (program since 2013).

•	The Exelon Long-term Incentive Plan provides that the compensation and leadership development committee may amend or adjust the performance measures or other terms and conditions of an outstanding award in recognition of unusual or nonrecurring events affecting the company or its financial statements or changes in law or accounting principles.

•	The company has a recoupment policy.

Although the foregoing factors address financial risks, the committee also considered that Exelon’s policies and practices include measures to make sure that the cost reduction and other goals designed to address financial performance do not present significant operational risk issues. These measures include the following:

•	For employees and all officers with business unit responsibilities, the annual incentive compensation program includes measures based on business unit operating measures, such as safety and reliability.

•	Management carefully tracks a variety of safety and reliability metrics on a routine basis to make sure that performance is not adversely affected by such things as cost reduction efforts.

Tax Consequences

Under Section 162(m) of the Internal Revenue Code, executive compensation in excess of $1 million paid to a CEO or other person among the three other highest compensated officers (excluding the CFO) is generally not deductible for purposes of corporate federal income taxes. However, qualified performance-based compensation, within the meaning of Section 162(m) and applicable regulations, remains deductible. The compensation and leadership development committee intends to continue reliance on performance-based compensation programs, consistent with sound executive compensation policy. The committee’s policy has been to seek to cause executive incentive compensation to qualify as “performance-based” in order to preserve its deductibility for federal income tax purposes to the extent possible, without sacrificing flexibility in designing appropriate compensation programs.

Because it is not “qualified performance-based compensation” within the meaning of Section 162(m), base salary is not eligible for a federal income tax deduction to the extent that it exceeds $1 million. Annual incentive awards and performance share units payable to NEOs are intended to be qualified performance-based compensation under Section 162(m), and are therefore deductible for federal income tax purposes. Restricted stock and restricted stock units are not deductible by the company for federal income tax purposes under the provisions of Section 162(m) to the extent an NEO’s compensation that is not “qualified performance-based compensation” is in excess of $1 million.

In order to qualify payments under the AIP and performance share program as performance-based for Section 162(m) of the Internal Revenue Code, the committee uses a “plan-within-plan” two-step approach to determine the amount of the bonus payment. The first step is to fund the overall bonus pool. The pool is funded if the company meets the pre-established performance metrics. The second step is accomplished when the committee exercises “negative discretion” by making adjustments to the formula award funded by the overall pool. Negative discretion is used to reduce the amount funded by the pool to an amount equal to the target bonus (for AIP) or target equity (for the performance share program) adjusted for final company performance and individual performance.

Under Section 4999 of the Internal Revenue Code, there is an excise tax if change-in-control or severance benefits are greater than 2.99 times the five-year average amount of income reported on an individual’s W-2. In April 2009 the compensation committee adopted a policy that no future employment or severance agreements that provide for benefits for NEOs on account of termination will include an excise tax gross-up. However, certain NEOs have change in control severance agreements that pre-date April 2009 and provide excise tax gross-ups, and avoid gross-ups by reducing payments to under the threshold if the amount otherwise payable to an executive is not more than 110% of the threshold.

Alternative Summary Compensation Table

We believe that total compensation calculated under SEC rules as reflected in column 8 (SEC Total) of the table below does not provide the most representative comparison of CEO pay. Therefore, to supplement the SEC-required disclosure, we have added columns 9-10. Column 9 illustrates the effect that the year-over-year change in pension value had on total compensation, as determined under applicable SEC rules, by subtracting the change in pension value from total compensation. Additionally, column 10 represents total compensation (excluding both the change in pension value and the impact of the performance-based transition award, which is accounted for in full for 2013).

1	2	3	4	5	6	7	8	9	10
Salary	Bonus (1)	Annual Stock Awards (2)	One-time Transition Stock Award (3)	Non-Equity Incentive Plan Comp (4)	Change in Pension Value and Nonqualified Deferred Comp. Earnings	All Other Comp.	SEC Total	SEC Total Without Change in Pension Value (5)	SEC Total Without Change in Pension Value and Transition Award (6)
Anne R. Pramaggiore
$ 563,708	$47,328	$997,760	$350,775	$473,280	$159,521	$26,712	$2,619,084	$2,459,563	$2,108,788
Joseph R. Trpik Jr.
322,851	9,078	327,390	136,413	181,554	82,909	21,331	1,081,526	998,617	862,204
Terrence R. Donnelly
389,471	26,769	467,700	194,875	267,688	223,048	26,297	1,595,848	1,372,800	1,177,925
Thomas O’Neill
359,235	11,223	327,390	136,413	224,461	95,263	22,504	1,176,489	1,081,226	944,813
Fidel Marquez Jr.
324,159	9,122	327,390	136,413	182,435	47,820	39,131	1,066,470	1,018,650	882,237

Notes:

1)	Column 2 represents the incremental Individual Performance Multiplier above 100% for the Annual Incentive Plan.
2)	Column 3 includes performance share unit awards and restricted stock unit awards.
3)	Column 4 includes the one-time performance-based transition stock award, which is valued at the full grant date fair value of $31.18 per share. In the full Summary Compensation Table, values in column 4 are combined with column 3.
4)	Column 5 includes the payout of the 2013 Annual Incentive Plan.
5)	Column 9 includes the SEC total from column 8 reduced by the change in pension value included in column 6.
6)	Column 10 includes the SEC total from column 8 reduced by both the change in pension value included in column 6 and the one-time performance-based transition award included in column 4.

Executive Compensation Data

The tables below summarize the total compensation paid or earned by each of the Named Executive Officers (NEOs) of ComEd for the year ended December 31, 2013, presented in accordance with SEC requirements.

Salary amounts may not match the amounts discussed in Compensation Discussion and Analysis because that discussion concerns salary rates; the amounts reported in the Summary Compensation Tables reflect actual salaries paid during the year including the effect of changes in salary rates. Changes to base salary generally take effect on March 1. There may also be changes at other times during the year to reflect promotions or changes in responsibilities.

Bonus reflects discretionary bonuses or amounts paid under the annual incentive plan on the basis of the individual performance multiplier or discretionary amounts approved by the Exelon compensation and leadership development committee.

Stock awards show the grant date fair value calculated in accordance with FASB ASC Topic 718.

Stock awards consist primarily of performance share awards and restricted stock unit awards pursuant to the terms of the 2011 Long-Term Incentive Plan. In 2013, the compensation and leadership development committee redesigned the performance share awards. The goal categories were reduced from six to two, financial management (weighted at 60%) and operational excellence (weighted at 40%). Within the goal categories there are quantitative metrics. The performance period was lengthened from one to three years.

The compensation and leadership development committee determined that it would set the maximum payout for performance shares at 150% of target, and the threshold payout at 50%. In addition, the compensation and leadership development committee reinstated total shareholder return as a formulaic award modifier. Awards can be increased or decreased by up to 25% based on total shareholder return performance relative to other energy services companies with business models most similar to ours. Participants can also receive an individual performance multiplier, which can increase awards up to 10% or reduce awards by up to 50%.

The threshold, target and distinguished goals for performance share unit awards are established on the grant date (generally the date of the first compensation and leadership development committee meeting in the first year in the performance period). The actual performance against the goals for each year in the performance period is established at the first compensation and leadership development committee meeting after the completion of the year. At the end of the three-year performance period awards are made based on the average of the level of performance for each of the three years in the performance period, and the award date is the date of the first compensation and leadership committee meeting after the completion of the third year in the performance period. Under the new design, performance shares vest immediately; under the former one-year performance period performance share structure, awards vested one-third upon award with one-third vesting on the next two anniversaries of the award date. Upon retirement or involuntary termination without cause, earned but non-vested shares are eligible for accelerated vesting. Performance share awards are paid 50% in Exelon common stock and 50% in cash, except for executive vice presidents and higher officers whose awards are paid 100% in cash if the officer has attained 200% of the applicable stock ownership requirement.

In connection with the transition to the three-year performance period for performance shares, the compensation and leadership development committee made performance-based transition awards so that the amount of performance share awards vesting each year would be consistent during the period until the 2013-15 performance shares are awarded. The transition awards use the same goals and metrics as the performance shares, except that the total shareholder return modifier and individual performance multipliers are inapplicable to the transition awards. In 2013 the compensation and leadership development committee also decided to cease granting stock options and instead to change the mix of long-term incentives for NEOs to two-thirds performance shares and one-third restricted stock units that vest ratably on the first three anniversaries of the grant. In limited cases, the compensation and leadership development committee has determined that it is necessary to grant restricted shares of Exelon common stock or restricted stock units to executives as a means to recruit and retain talent. They may be used for new hires to offset annual or long-term incentives that are forfeited from a previous employer. They are also used as a retention vehicle and are subject to forfeiture if the executive voluntarily terminates, and in some cases may incorporate performance criteria as well as time-based vesting. When awarded, restricted stock or stock units are earned by continuing employment for a pre-determined period of time or, in some instances, after certain performance requirements are met. In some cases, the award may vest ratably over a period; in other cases, it vests in full at one or more pre-determined dates. Amounts of restricted shares held by each NEO are shown in the footnotes to the Outstanding Equity Table.

Beginning in 2013, the compensation and leadership development committee ceased to grant stock options. Prior to 2013 all option awards were made pursuant to the terms of the Long-Term Incentive Plan. All options were granted at a strike price that was not less than the fair market value of a share of stock on the date of grant. Fair market value was defined under the plans as the closing price on the grant date as reported on the New York Stock Exchange. Individuals receiving stock options are provided the right to buy a fixed number of shares of Exelon common stock at the closing price of such stock on the grant date. The target for the number of options awarded was determined by the portion of the long-term incentive value attributable to stock options and a theoretical value of each option determined by the compensation and leadership development committee using a lattice binomial ratio valuation formula. Options vest in equal annual installments over a four-year period and have a term of 10 years. Employees who are retirement eligible are eligible for accelerated vesting upon retirement or termination without cause. Time vesting adds a retention element to the stock option program. All grants to the NEOs were approved by the Exelon compensation and leadership development committee, except grants to Ms. Pramaggiore who is also an executive officer of Exelon whose compensation was required to be approved by the full board of directors, which acts after receiving a recommendation from the compensation and leadership development committee.

Non-equity incentive plan compensation includes the amounts earned under the annual incentive plan, determined by the extent to which the applicable financial and operational goals were achieved. The amount of the annual incentive target opportunity is expressed as a percentage of the officer’s or employee’s base salary, and actual awards are determined using the base salary at the end of the year. Threshold, target and distinguished (i.e. maximum) achievement levels are established for each goal. Threshold is set at the minimally acceptable level of performance, for a payout of 50% of target. Target is set consistent with the achievement of the business plan objectives. Distinguished is set at a level that significantly exceeds the business plan and has a low probability of payout, and is capped at 200% of target. Awards are interpolated to the extent performance falls between the threshold, target, and distinguished levels.

Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) Note 6 (d)	Stock Awards ($) Note 7 (e)	Option Awards ($) Note 8 (f)	Non-Equity Incentive Plan Compensation ($) Note 9 (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) Note 10 (h)	All Other Compensation ($) Note 11 (i)	Total ($) (j)
Pramaggiore (1)	2013	$563,708	$47,328	$1,348,535	$—	$473,280	$159,521	$26,712	$2,619,084
	2012	530,769	22,137	755,620	154,660	442,750	111,716	32,295	2,049,947
	2011	444,481	—	—	—	1,079,481	79,202	24,464	1,627,628
Trpik Jr. (2)	2013	322,851	9,078	463,803	—	181,554	82,909	21,331	1,081,526
	2012	312,115	8,151	219,065	62,700	163,013	57,547	25,188	847,778
	2011	296,846	75,000	—	—	513,260	45,363	25,278	955,747
Donnelly (3)	2013	389,471	26,769	662,575	—	267,688	223,048	26,297	1,595,848
	2012	376,346	12,017	310,674	87,780	240,350	129,997	31,195	1,188,359
	2011	359,265	75,000	—	—	724,381	81,290	32,319	1,272,255
O’Neill (4)	2013	359,235	11,223	463,803	—	224,461	95,263	22,504	1,176,489
	2012	348,481	10,077	219,065	62,700	201,538	66,296	28,112	936,269
	2011	338,423	100,000	—	—	559,865	53,259	28,719	1,080,266
Marquez Jr. (5)	2013	324,159	9,122	463,803	—	182,435	47,820	39,131	1,066,470

Notes to the Summary Compensation Tables

(1)	Anne R. Pramaggiore, President and Chief Executive Officer.
(2)	Joseph R. Trpik Jr., Senior Vice President, Chief Financial Officer and Treasurer.
(3)	Terence R. Donnelly, Executive Vice President and Chief Operating Officer.
(4)	Thomas S. O’Neill, Senior Vice President, Regulatory and Energy Policy and General Counsel.
(5)	Fidel Marquez Jr., Senior Vice President, Governmental and External Affairs.
(6)	In recognition of their overall performance, certain NEOs received an individual performance multiplier to their annual incentive payments or other special recognition awards in certain years.
(7)	The amounts shown in this column include the aggregate grant date fair value of restricted stock units, performance share awards for the 2013-2015 performance period, and transition awards for the 2013-2014 transition period granted on January 28, 2013 as well as an off-cycle restricted stock grant on January 28, 2013 for Ms. Pramaggiore. The grant date fair values of the stock awards have been computed in accordance with FASB ASC Topic 718 using the assumptions described in Note 17 of the Combined Notes to Consolidated Financial Statements included in Exelon’s 2013 Annual Report on Form 10-K. The performance share awards and the transition awards are subject to performance conditions. The grant date fair value and the value of these awards assuming the highest level of performance, including the maximum total shareholder return multiplier and the maximum individual performance multiplier, are as follows:

	At Target		At Maximum
	Performance Shares	Transition Awards	Performance Shares	Transition Awards
Pramaggiore	$561,240	$350,775	$1,122,480	$526,163
Trpik Jr.	218,260	136,413	436,520	204,619
Donnelly	311,800	194,875	623,600	292,313
O’Neill	218,260	136,413	436,520	204,619
Marquez Jr.	218,260	136,413	436,520	204,619

(8)	The amounts shown in this column include the aggregate grant date fair value of stock option awards granted. No stock options were granted to the Named Executive Officers in 2013.
(9)	The amounts shown in this column for 2013 represent payments made pursuant to the Annual Incentive Program. The amounts shown for ComEd NEOs in this column for 2011 (if applicable) represent payments made pursuant to the Annual Incentive Plan or the ComEd Long-Term Incentive Plan for that year. Beginning in 2012, participants in the former ComEd Long-Term Incentive Plan participated in the Exelon Long-Term Incentive Program.
(10)	The amounts shown in the column represent the change in the accumulated pension benefit from December 31, 2012 to December 31, 2013. One NEO had above market earnings in a nonqualified deferred compensation account.
(11)	The amounts shown in this column include the items summarized in the following tables:

All Other Compensation

Name (a)	Perquisites ($) Note 1 (b)	Reimbursement for Income Taxes ($) Note 2 (c)	Payments or Accruals for Termination or Change in Control (CIC) ($) Note 3 (d)	Company Contributions to Savings Plans ($) Note 4 (e)	Company Paid Term Life Insurance Premiums ($) Note 5 (f)	Dividends or Earnings not included in Grants ($) Note 6 (g)	Total ($) (h)
Pramaggiore	$10,200	$5,015	$—	$6,505	$4,992	$—	$26,712
Trpik Jr.	6,720	1,708	—	10,751	2,152	—	21,331
Donnelly	8,200	504	—	12,969	4,624	—	26,297
O’Neill	6,720	292	—	11,963	3,529	—	22,504
Marquez Jr.	27,400	349	—	8,491	2,891	—	39,131

Notes to All Other Compensation Table

(1)	The amounts shown in this column represents the incremental cost to ComEd to provide certain perquisites to NEOs as summarized in the Perquisites Table below.
(2)	Officers receive a reimbursement to cover applicable taxes when they work out of their home state and encounter double taxation in states and localities where they would not be eligible to receive a credit for such taxes when filing their tax returns in their home state, as well as on imputed income for business-related spousal travel expenses for those cases where the personal benefit is closely related to the business purpose.
(3)	Represents the expense, if applicable, or the accrual of the expense that ComEd has recorded during 2013 after the announcement of the officer’s retirement or resignation for severance related costs including salary and Annual Incentive Plan continuation and other benefits as applicable. No expense was incurred in 2013 for a NEO.
(4)	Represents company matching contributions to the NEO’s qualified and non-qualified savings plans. The 401(k) plan is available to all employees and the annual contribution for 2013 was generally limited by IRS rules to $17,500. NEOs and other officers may participate in the Deferred Compensation Plan, into which payroll contributions in excess of the specified IRS limit are credited under the separate, unfunded plan that has the same portfolio of investment options as the 401(k) plan.
(5)	ComEd provides basic term life insurance, accidental death and disability insurance, and long-term disability insurance to all employees, including NEOs. The values shown in this column include the premiums paid during 2013 for additional term life insurance policies for the NEOs, additional supplemental accidental death and dismemberment insurance and for additional long-term disability insurance over and above the basic coverage provided to all employees.
(6)	Reflects the value of deferred compensation unit (DCU) payments made. The Deferred Compensation Unit plan is a legacy compensation plan that was offered to employees of Commonwealth Edison Company. Participants were awarded dividend equivalent units; each unit represented the right to receive the equivalent of the cash dividends paid on a share of Commonwealth Edison common stock. Participants in the plan are entitled to receive the payments for life, and upon the death of the participant, the surviving spouse is entitled to receive payments until the surviving spouse’s death. No expense was incurred in 2013 for a NEO.

Perquisites

The following table indicates the various perquisites for which ComEd incurred incremental costs in 2013 for each named executive officer. A checkmark (✓) indicates perquisite usage during 2013 by the NEO listed at the top of the column.

Perquisite	Pramaggiore	Trpik Jr.	Donnelly	O’Neill	Marquez Jr.
Parking (1)	✓	✓	✓	✓	✓
Company gifts and matching contributions (2)			✓		✓
Financial Planning					✓

Notes to Perquisite Table

(1)	For NEOs whose primary work location is downtown Chicago, ComEd’s office lease provides for a limited number of parking spaces that are available for ComEd use. When NEOs are unable to utilize the available spaces, ComEd provides reimbursement for parking expenses incurred at other public garages.
(2)	Executive officers may have the company make matching gifts to qualified charitable organizations up to $10,000 for 2013. All other employees have an annual limit of $5,000 per year for matching gifts.

Grants of Plan Based Awards

									All Other
									Options
		Estimated Possible			Estimated Possible			All Other	Awards:
		Payouts Under			Payouts Under Equity			Stock	Number		Grant Date
		Non-Equity Incentive Plan			Incentive Plan			Awards:	of	Exercise	Fair Value
		Awards			Awards			Number of	Securities	or base	of Stock
		Note 1			Note 2			Shares or	Under-	Price of	and Option
		Threshold	Plan	Maximum	Thres-	Target	Maxi-	Units	lying	Option	Awards
					hold		mum	(#)	Options	Awards	($)
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	Note 3	(#)	($)	Note 4
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Pramaggiore	1/28/2013	$198,275	$396,550	$793,100
	1/28/2013				9,000	29,250	52,875				912,015
	1/28/2013							14,000			436,520
Trpik Jr.	1/28/2013	73,002	146,003	292,006
	1/28/2013				3,500	11,375	20,563				354,673
	1/28/2013							3,500			109,130
Donnelly	1/28/2013	107,635	215,270	430,540
	1/28/2013				5,000	16,250	29,375				506,675
	1/28/2013							5,000			155,900
O’Neill	1/28/2013	90,254	180,508	361,016
	1/28/2013				3,500	11,375	20,563				354,673
	1/28/2013							3,500			109,130
Marquez Jr.	1/28/2013	73,356	146,711	293,422
	1/28/2013				3,500	11,375	20,563				354,673
	1/28/2013							3,500			109,130

Notes to Grants of Plan Based Awards Table

(1)	All NEOs have annual incentive plan target opportunities based on a fixed percentage of their base salary. Under the terms of the AIP, threshold performance earns 50% of the respective target, while performance at plan earns 100% of the respective target and the maximum payout is capped at 200% of target. For additional information about the terms of these programs, see Compensation Discussion and Analysis above.
(2)	NEOs have a long-term performance share target opportunity and, for 2013, a one-time performance-based transition award target opportunity, that is a fixed number of performance shares and transition award shares commensurate with the officer’s position. The possible payout at threshold for performance share awards was calculated at 50% of target, with a total shareholder return multiplier of 75% and an individual performance multiplier of 50%. The possible maximum payout for performance shares was calculated at 150% of target, with a total shareholder return modifier of 125% and an individual performance multiplier of 110%, capped at 200% of target. The possible payout at threshold for the performance-based transition awards was calculated at 50% of target, and the possible maximum payout was calculated at 150% of target; the total shareholder return and individual performance multipliers do not apply to the performance-based transition awards. For additional information about the terms of these programs, see Compensation Discussion and Analysis and the narrative preceding the Summary Compensation Table above.
(3)	This column shows additional restricted share awards made during the year. The vesting dates of the awards are provided in the footnote 2 to the Outstanding Equity Table below.
(4)	This column shows the grant date fair value, calculated in accordance with FASB ASC Topic 718, of the performance share awards, performance-based transition awards, and restricted stock granted to each NEO during 2013. Fair value of performance share awards and performance-based transition awards granted on January 28, 2013 are based on an estimated payout of 100% of target.

Outstanding Equity Awards at Year End

	Options				Stock
	Note 1				Note 2		Note 3
						Market	Equity	Equity
						Value of	Incentive Plan	Incentive
		Number of				Share or	Awards:	Plan Awards:
	Number of	Securities			Number of	Units of	Number of	Market or
	Securities	Underlying			Shares or	Stock That	Unearned	Payout Value
	Underlying	Unexercised			Units of	Have Not	Shares, Units or	of Unearned
	Unexercised	Options	Option		Stock	Yet Vested	Other Rights	Shares, Units or
	Options	That Are	Exercise		That Have	Based on	That Have	Other Rights That
	That Are	Not	or Base	Option	Not Yet	12/31 Closing	Not Yet	Have Not Yet
	Exercisable	Exercisable	Price	Expiration	Vested	Price $27.39	Vested	Vested
Name	(#)	(#)	($)	Date	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Pramaggiore	9,250	27,750	$39.81	12-Mar-2022	35,789	$980,261	47,250	$1,294,178
	5,300	—	58.55	22-Jan-2016
	10,150	—	42.85	23-Jan-2015
	11,400	—	32.54	25-Jan-2014
Trpik Jr.	3,750	11,250	39.81	12-Mar-2022	10,076	275,982	18,375	503,291
	4,300	—	56.51	26-Jan-2019
	3,400	—	73.29	27-Jan-2018
	4,000	—	59.96	21-Jan-2017
	3,063	—	58.55	22-Jan-2016
	3,262	—	42.85	23-Jan-2015
	1,625	—	32.54	25-Jan-2014
Donnelly	5,250	15,750	39.81	12-Mar-2022	14,346	392,937	26,250	718,988
	8,500	—	59.96	21-Jan-2017
	6,500	—	58.55	22-Jan-2016
	10,000	—	42.85	23-Jan-2015
	13,000	—	32.54	25-Jan-2014
O’Neill	3,750	11,250	39.81	12-Mar-2022	10,076	275,982	18,375	503,291
	6,225	2,075	46.09	24-Jan-2020
	8,300	—	56.51	26-Jan-2019
	6,000	—	73.29	27-Jan-2018
	7,700	—	59.96	21-Jan-2017
	6,500	—	58.55	22-Jan-2016
	7,250	—	42.85	23-Jan-2015
	10,000	—	32.54	25-Jan-2014
Marquez Jr.	3,750	11,250	$39.81	12-Mar-2022	10,076	275,982	18,375	503,291
	2,650	—	58.55	22-Jan-2016
	1,775	—	42.85	23-Jan-2015

Notes to Outstanding Equity Table

(1)	Non-qualified stock options are granted to NEOs pursuant to the company’s long-term incentive plans. Grants vest in four equal increments, beginning on the first anniversary of the grant date. All grants expire on the tenth anniversary of the grant date.
(2)	The amount shown includes the unvested portion of performance share awards earned with respect to the three-year performance periods ending December 31, 2011 and December 31, 2012, the first third of the transition award granted in January 2013 that was earned based on performance for 2013 at 125% of target and that will vest in January 2014, and any unvested restricted stock unit awards as shown in the following table. Shares are valued at $27.39, the closing price on December 31, 2013.
(3)	The amount shown includes the target performance share award made in January 2013 for the performance period ending December 31, 2015. This target award has been increased to reflect the highest level of performance for the period. The amount shown also includes the remaining 2/3 of the transition award target that was made in January 2013. The remaining 2/3 of the transition award will vest in January 2015 based upon the average of year end performance for 2013 (125% of target) and 2014 and this amount has been increased to reflect the highest level of performance for the period.

Unvested Restricted Stock or Restricted Stock Units and Transition Award

Name	Grant Date	Number of Restricted Shares	Vesting Dates		Transition Awards Note 2
Pramaggiore	28 Jan. 2013	9,433		(1)	4,689
	13 Mar. 2012	5,000	13 Mar. 2016
	28 Jan. 2013	5,000	28 Jan. 2016
Trpik Jr.	28 Jan. 2013	3,668		(1)	1,824
Donnelly	28 Jan. 2013	5,241		(1)	2,605
O’Neill	28 Jan. 2013	3,668		(1)	1,824
Marquez Jr.	28 Jan. 2013	3,668		(1)	1,824

Notes to Unvested Restricted Stock or Restricted Stock Units and Transition Award

(1)	Restricted stock unit awards vest in 1/3 increments beginning on the first anniversary of the award date. Unvested awards earn additional units through automatic dividend reinvestment, and the resulting dividend units will vest and settle on the vesting date along with the underlying tranche of the original award.
(2)	Represents transition award shares that vested on January 27, 2014 based on 2013 performance at 125% of target.

Option Exercises and Stock Vested

			Stock Awards
	Option Awards		Note 1
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired	Realized	Acquired	Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)
Pramaggiore	—	$—	5,833	$181,873
Trpik Jr.	—	—	2,292	71,465
Donnelly	—	—	3,250	101,335
O’Neill	—	—	2,292	71,465
Marquez Jr.	—	—	2,292	71,465

Notes to Option Exercises and Stock Vested Table

(1)	Share amounts are generally composed of performance shares that vested on January 28, 2013, which included the first 1/3 of the grant made with respect to the three-year performance period ending December 31, 2012 and the second 1/3 of the grant made with respect to the three-year performance period ending December 31, 2011. These shares were valued at $31.18 upon vesting.

Pension Benefits

Exelon sponsors the Exelon Corporation Retirement Program, a traditional defined benefit pension plan that covers certain management employees who commenced employment prior to January 1, 2001 and certain collective bargaining unit employees. The Exelon Corporation Retirement Program includes the Service Annuity System (“SAS”), which is the legacy ComEd pension plan. Effective January 1, 2001, Exelon also established a cash balance defined benefit pension plan in order to both reduce future retirement benefit costs and provide an option that is portable as the company anticipated a work force that was more mobile than the traditional utility workforce. The cash balance defined benefit pension plans cover management employees and certain collective bargaining unit employees hired on or after such date, as well as certain management employees hired prior to such date who elected to participate in a cash balance plan. Each of these plans is intended to be tax-qualified under Section 401(a) of the Internal Revenue Code. An employee can participate in only one of the qualified pension plans.

For NEOs participating in the SAS, the annuity benefit payable at normal retirement age is equal to the sum of 1.25% of the participant’s earnings as of December 25, 1994, reduced by a portion of the participant’s Social Security benefit as of that date, plus 1.6% of the participant’s highest average annual pay, multiplied by the participant’s years of credited service (up to a maximum of 40 years). Pension-eligible compensation for the SAS includes base pay and annual incentive awards. Benefits under the SAS are vested after five years of service.

The “normal retirement age” under the SAS is 65. The plan also offers an early retirement benefit prior to age 65, which is payable if a participant retires after attainment of age 50 and completion of 10 years of service. The annual pension payable under the plan is determined as of the early retirement date, reduced by 2% for each year of payment before age 60 to age 58, then 3% for each year before age 58 to age 50. In addition, under the SAS, the early retirement benefit is supplemented prior to age 65 by a temporary payment equal to 80% of the participant’s estimated monthly Social Security benefit. The supplemental benefit is partially offset by a reduction in the regular annuity benefit.

Under the cash balance pension plan, a notional account is established for each participant, and the account balance grows as a result of annual benefit credits and annual investment credits. (Employees who participated in the SAS prior to January 1, 2001 and elected to participate in the cash balance plan also have a frozen transferred benefit from the former plan, and received a “transition” credit based on their age, service and compensation at the time of transfer.) Beginning January 1, 2008, the annual benefit credit under the plan is 7.00% of base pay and annual incentive award and beginning January 1, 2013 for employees hired on or after such date, the annual benefit credit is equal to a percentage of base pay and annual incentive award which varies between 3% and 8%, based upon age. For the portion of the account balance accrued beginning January 1, 2008, the annual investment credit is the third segment spot rate of interest on long-term investment grade corporate bonds. The segment rate will be determined as of November of the year for which the cash balance account receives the investment credit. For the portion of the benefit accrued before January 1, 2008, pending Internal Revenue Service guidance, the annual investment credit is the greater of 4%, or the average of the annual rate of return of the S&P 500 Stock Index and the applicable interest rate specified in Section 417(e) of the Internal Revenue Code that is used to determine lump sum payments (the interest rate is determined in November of each year). For employees hired on or after January 1, 2013, the annual investment credit is the second segment spot rate of interest on long-term corporate bonds, determined as of November of the year for which the cash balance account receives the investment credit, subject to a minimum annual investment credit rate of 3.8% and a maximum annual investment credit rate of 7%. Benefits are vested after three years of service, and are payable in an annuity or a lump sum at any time following termination of employment. Apart from the benefit credits and vesting requirement, and as described above, years of service are not relevant to a determination of accrued benefits under the cash balance pension plan.

The Internal Revenue Code limits to $255,000 the individual 2013 annual compensation that may be taken into account under the tax-qualified retirement plan. As permitted by Employee Retirement Income Security Act, Exelon sponsors supplemental executive retirement plans (or “SERPs”) that allow the payment to a select group of management or highly-compensated individuals out of its general assets of any benefits calculated under provisions of the applicable qualified pension plan which may be above these limits. The SERPs offer a lump sum as an optional form of payment, which includes the value of the marital annuity, death benefits and other early retirement subsidies at a designated interest rate. The interest rate applicable for distributions to participants in the SAS in 2013 is 2.88%. For participants in the cash balance pension plan, the lump sum is the value of the non-qualified account balance. The values of the lump sum amounts do not include the value of any pension benefits covered under the qualified pension plans, and the methods and assumptions used to determine the non-qualified lump sum amount are different from the assumptions used to generate the present values shown in the tables of benefits to be received upon retirement, termination due to death or disability, involuntary separation not related to a change in control, or upon a qualifying termination following a change in control which appear later in this document.

Under the terms of the SERP, participants are provided the amount of benefits they would have received under the SAS or cash balance plan, as applicable, but for the application of the Internal Revenue Code limits.

As of January 1, 2004, Exelon does not grant additional years of credited service to executives under the SERP for any period in which services are not actually performed, except that up to two years of service credits may be provided under severance or change in control agreements first entered into after such date, and performance-based grants or grants which make up for lost pension benefits from another employer may be (but have not been) provided. Service credits previously available under employment, change in control or severance agreements or arrangements (or any successors arrangements) are not affected by this policy.

The amount of the change in the pension value for each of the named executive officers is the amount included in the Summary Compensation Table above in the column headed “Change in Pension Value & Nonqualified Deferred Compensation Earnings.” The present value of each NEO’s accumulated pension benefit is shown in the following tables. The present value for cash balance pension plan participants is the account balance. The assumptions used in estimating the present values for SAS participants include the following: pension benefits are assumed to begin at each participant’s earliest unreduced retirement age; the SERP lump sum amounts are determined using the rate of 5% for SAS participants both at the assumed retirement age;. The lump sum amounts are discounted from the assumed retirement date at the applicable discount rates of 3.92% as of December 31, 2012 and 4.80% as of December 31,2013; and the applicable mortality table is the IRS-required mortality table for the funding valuation each year.

		Number of Years	Present Value of Accumulated	Payments During
		Credited Service	Benefit	Last Fiscal Year
Name	Plan Name	(#)	($)	($)
(a)	(b)	(c)	(d)	(e)
Pramaggiore	Cash Balance	15.93	$471,759	$—
	SMRP	15.93	352,693	—
Trpik Jr.	Cash Balance	12.60	297,611	—
	SMRP	12.60	159,899	—
Donnelly	Cash Balance	30.53	983,064	—
	SMRP	30.53	353,833	—
O’Neill	Cash Balance	12.36	298,734	—
	SMRP	12.36	226,528	—
Marquez Jr.	SAS	31.18	1,188,418	—
	SMRP	31.18	1,012,318	—

Deferred Compensation Programs

Exelon offers deferred compensation plans to permit the deferral of certain cash compensation to facilitate tax and retirement planning and satisfaction of stock ownership requirements for executives and key managers. Exelon maintains non-qualified deferred compensation plans that are open to certain highly-compensated employees, including the NEOs.

The Exelon Deferred Compensation Plan is intended to be a non-qualified plan that permits legacy Exelon executives and key managers to defer receipt of base compensation and the company to credit related matching contributions that would have been contributed to the Exelon Corporation Employee Savings Plan (the company’s tax-qualified 401(k) plan) but for the applicable limits under the Internal Revenue Code. The Deferred Compensation Plan permits participants to defer taxation of a portion of their income. It benefits the company by deferring the payment of a portion of its compensation expense, thus preserving cash.

The Exelon Employee Savings Plan is tax-qualified under Sections 401(a) and 401(k) of the Internal Revenue Code (the “Code”). Exelon maintains the Employee Savings Plan to attract and retain qualified employees, including the NEOs, and to encourage employees to save some percentage of their cash compensation for their eventual retirement. The Employee Savings Plans permit employees to do so, and allows the company to make matching contributions in a relatively tax-efficient manner. The company maintains the excess matching feature of the Deferred Compensation Plans to enable key management employees to save for their eventual retirement to the extent they otherwise would have were it not for the limits established by the IRS for purposes of Federal tax policy.

The Stock Deferral Plan is a non-qualified plan that permitted legacy Exelon executives to defer performance share units prior to 2007.

In response to declining plan enrollment and the administrative complexity of compliance with Section 409A of the Code, the compensation committee approved amendments to the Deferred Compensation and Stock Deferral Plans at its December 4, 2006 meeting. The amendments cease future compensation deferrals for the Stock Deferral Plan and Deferred Compensation Plan other than the excess Employee Savings Plan contribution deferrals.

The following tables show the amounts that NEOs have accumulated under both the Deferred Compensation Plans and the Stock Deferral Plan. Both plans were closed to new deferrals of base pay (other than excess Employee Savings Plan deferrals), annual incentive payments or performance shares awards in 2007, and participants were granted a one-time election to receive a distribution of their accumulated balance in each plan during 2007. Existing balances will continue to accrue dividends or other earnings until payout upon termination. Balances in the Deferred Compensation Plan will be settled in cash upon the termination event selected by the officer and will be distributed either in a lump sum, or in annual installments. Share balances in the Stock Deferral Plan continue to earn the same dividends that are available to all shareholders, which are reinvested as additional shares in the plan. Balances in the plan are distributed in shares of Exelon stock in a lump sum or installments upon termination of employment.

The Deferred Compensation Plan continues in effect, without change, for those officers who participate in the 401(k) savings plan and who reach their statutory contribution limit during the year. After this limit is reached, their elected payroll contributions and company matching contribution will be credited to their account in the Deferred Compensation Plan. The investment options under the Deferred Compensation Plan consist of a basket of mutual funds benchmarks that mirror those funds available to all employees through the 401(k) plan, with the exception of one benchmark fund that offers a fixed percentage return over a specified market return. Deferred amounts represent unfunded unsecured obligations of the company.

Nonqualified Deferred Compensation

	Executive	Registrant	Aggregate		Aggregate
	Contributions	Contributions	Earnings in	Aggregate	Balance at
	in 2013	in 2013	2013	Withdrawals/	12/31/13
Name	Note 1	Note 2	Note 3	Distributions	Note 4
(a)	(b)	(c)	(d)	(e)	(f)
Pramaggiore	$—	$—	$—	$—	$—
Trpik Jr.	4,071	2,036	2,874	—	29,252
Donnelly (5)	37,026	7,677	5,040	—	301,513
O’Neill (5)	54,347	7,915	151,587	—	864,387
Marquez Jr.	—	—	—	—	—

Notes to Nonqualified Deferred Compensation Table

(1)	The full amount shown for executive contributions is included in the base salary figures for each NEO shown above in the Summary Compensation Table.
(2)	The full amount shown under registrant contributions is included in the company contributions to savings plans for each NEO shown above in the All Other Compensation Table.
(3)	The amount shown under aggregate earnings reflects the NEO’s gain or loss based upon the individual allocation of their notional account balance into the basket of mutual fund benchmarks. These gains or losses do not represent current income to the NEO and have not been included in any of the compensation tables shown above. For Mr. Donnelly, a portion of the aggregate earnings includes $527 of above-market earnings as defined by the IRS. These above-market earnings are also included in the Change in Pension Value and Nonqualified Deferred Compensation Earnings (column H) of the Summary Compensation Table.
(4)	For all NEOs the aggregate balance (Column f) shown above includes those amounts, both executive contributions and registrant contributions, that have been disclosed either as base salary as described in Note 1 or as company contributions under all other compensation as described in Note 2 for the current fiscal year. For Messrs. Trpik, Donnelly, and O’Neill column (f) includes $17,666, $174,700 and $184,620 respectively of executive contributions and registrant contributions that have been disclosed in prior years in summary compensation tables as either base salary, bonus, non-equity incentive plan compensation or as all other compensation for prior years.
(5)	For Messrs. Donnelly and O’Neill the amounts shown in column (d) and column (f) also include the aggregate earnings and aggregate balance respectively of their Stock Deferral Plan account.

Potential Payments upon Termination or Change in Control

Change in control employment agreements and severance plan covering other named executives

Exelon’s change in control and severance benefits policies were initially adopted in January 2001 and harmonized the policies of Exelon’s predecessor companies. In adopting the policies, the compensation and leadership development committee considered the advice of a consultant who advised that the levels were consistent with competitive practice and reasonable. The Exelon benefits currently include multiples of change in control benefits ranging from two times base salary and annual bonus for corporate and subsidiary vice presidents to 2.99 times base salary and annual bonus for the executive committee and select senior vice presidents and higher officers other than the CEO. In 2003, the compensation committee reviewed the terms of the Exelon Corporation Senior Management Severance Plan (“SMSP”) and revised it to reduce the situations when an executive could terminate and claim severance benefits for “good reason”, clarified the definition of “cause”, and reduced non-change in control benefits for executives with less than two years of service. In December 2004, the compensation and leadership development committee’s consultant presented a report on competitive practice on executive severance. The competitive practices described in the report were generally comparable to the benefits provided under Exelon’s severance policies. In discussing the compensation consultant’s December 2007 annual report to the committee on compensation trends, the consultant commented that Exelon’s change in control and severance policies were conservative, citing the use of double triggers, and that they remained competitive. In April 2009 the compensation and leadership development committee adopted a policy that Exelon would not include excise tax gross-up payment provisions in senior executive employment, change in control, or severance plans, programs or agreements that are entered into, adopted or materially amended on or after April 2, 2009 (other than renewals of existing arrangements that are not materially amended or arrangements assumed pursuant to a corporate transaction).

ComEd’s named executive officers have entered into individual change in control employment agreements or are covered by the change in control provisions of the SMSP, which generally protect such executives’ position and compensation levels for two years after a change in control of Exelon. The individual agreements are initially effective for a period of two years, and provide for a one-year extension each year thereafter until cancellation or termination of employment. The plan does not have a specific term.

During the 24-month period following a change in control, or, with respect to an executive with an individual agreement, during the 18-month period following another significant corporate transaction affecting the executive’s business unit in which Exelon shareholders retain between 60% and 66 2/3% control (a significant acquisition), if a named executive officer resigns for good reason or if the executive’s employment is terminated by Exelon other than for cause or disability, the executive is entitled to the following:

•	the executive’s annual incentive and performance share unit awards for the year in which termination occurs;

•	severance payments equal to 2.99 (or 2.0 if the executive does not have an individual agreement) times the sum of (1) the executive’s base salary plus (2) the higher of the executive’s target annual incentive for the year of termination or the executive’s average annual incentive award payments for the two years preceding the termination, but not more than the annual incentive for the year of termination based on actual performance before the application of negative discretion;

•	a benefit equal to the amount payable under the SERP determined as if (1) the SERP benefit were fully vested, (2) the executive had 2.0 additional years of age and years of service and (3) the severance pay constituted covered compensation for purposes of the SERP;

•	a benefit equal to the actuarial equivalent present value of any non-vested accrued benefit under Exelon’s qualified defined benefit retirement plan;

•	all previously-awarded stock options, performance shares or units, restricted stock, or restricted share units become fully vested, and the stock options remain exercisable until (1) the option expiration date, for options granted before January 1, 2002 or (2) the earlier of the fifth anniversary of the executive’s termination date or the option’s expiration date, for options granted after that date;

•	life, disability, accident, health and other welfare benefit coverage continues during the severance pay period on the same terms and conditions applicable to active employees, followed by retiree health coverage if the executive has attained at least age 50 and completed at least ten years of service (or any lesser eligibility requirement then in effect for regular employees); and

•	outplacement services for at least twelve months.

The change in control benefits are also provided if the executive is terminated other than for cause or disability, or terminates for good reason (1) after a tender offer or proxy contest commences, or after Exelon enters into an agreement which, if consummated, would cause a change in control, and within one year after such termination a change in control does occur, or (2) within two years after a sale or spin-off of the executive’s business unit in contemplation of a change in control that actually occurs within 60 days after such sale or spin-off (a disaggregation) if the executive has an individual agreement.

A change in control under the individual change in control employment agreements and the SMSP generally occurs:

•	when any person acquires 20% of Exelon’s voting securities;

•	when the incumbent members of the Exelon board of directors (or new members nominated by a majority of incumbent directors) cease to constitute at least a majority of the members of the Exelon board of directors;

•	upon consummation of a reorganization, merger or consolidation, or sale or other disposition of at least 50% of Exelon’s operating assets (excluding a transaction where Exelon shareholders retain at least 60% of the voting power); or

•	upon shareholder approval of a plan of complete liquidation or dissolution.

The term good reason under the individual change in control employment agreements generally includes any of the following occurring within two years after a change in control or disaggregation or within 18 months after a significant acquisition:

•	a material reduction in salary, incentive compensation opportunity or aggregate benefits, unless such reduction is part of a policy, program or arrangement applicable to peer executives;

•	failure of a successor to assume the agreement;

•	a material breach of the agreement by Exelon; or

•	any of the following, but only after a change in control or disaggregation: (1) a material adverse reduction in the executive’s position, duties or responsibilities (other than a change in the position or level of officer to whom the executive reports or a change that is part of a policy, program or arrangement applicable to peer executives) or (2) a required relocation by more than 50 miles.

The term cause under the change in control employment agreements generally includes any of the following:

•	refusal to perform or habitual neglect in the performance of duties or responsibilities or of specific directives of the officer to whom the executive reports which are not materially inconsistent with the scope and nature of the executive’s duties and responsibilities;

•	willful or reckless commission of acts or omissions which have resulted in or are likely to result in a material loss or material damage to the reputation of Exelon or any of its affiliates, or that compromise the safety of any employee;

•	commission of a felony or any crime involving dishonesty or moral turpitude;

•	material violation of the code of business conduct which would constitute grounds for immediate termination of employment, or of any statutory or common-law duty of loyalty; or

•	any breach of the executive’s restrictive covenants.

If a named executive officer resigns for good reason or is terminated by Exelon other than for cause or disability, in each case under circumstances not involving a change in control or similar provision described above, the named executive officer may be eligible for the following non-change in control benefits under the Exelon Corporation SMSP:

•	prorated payment of the executive’s annual incentive and performance share unit awards for the year in which termination occurs;

•	for a 15 to 24 month severance period, continued payment of an amount representing base salary and target annual incentive;

•	a benefit equal to the amount payable under the SERP determined as if the severance payments were paid as ordinary base salary and annual incentive;

•	during the severance period, continuation of health, basic life and other welfare benefits the executive was receiving immediately prior to the severance period on the same terms and conditions applicable to active employees, followed by retiree health coverage if the executive has attained at least age fifty and completed at least ten years of service (or any lesser eligibility requirement then in effect for non-executive employees); and

•	outplacement services for at least six months.

Payments under individual agreements or the SMSP are subject to reduction by Exelon to the extent necessary to avoid imposition of excise taxes imposed by Section 4999 of the Internal Revenue Code on excess parachute payments or under similar state or local law.

The term good reason under the SMSP means either of the following:

•	a material reduction of the executive’s salary (or, with respect to a change in control, incentive compensation opportunity or aggregate benefits) unless such reduction is part of a policy, program or arrangement applicable to peer executives of Exelon or of the business unit that employs the executive; or

•	a material adverse reduction in the executive’s position or duties (other than a change in the position or level of officer to whom the executive reports) that is not applicable to peer executives of Exelon or of the executive’s business unit, but excluding under the non non-change in control provisions of the plan any change (1) resulting from a reorganization or realignment of all or a significant portion of the business, operations or senior management of Exelon or of the executive’s business unit or (2) that generally places the executive in substantially the same level of responsibility.

With respect to a change in control, the term good reason under the plan also includes a required relocation of more than 50 miles.

The term cause under the SMSP has the same meaning as the definition of such term under the individual change in control employment agreements.

Benefits under the change in control employment agreements and the SMSP are subject to termination upon an executive’s violation of his or her restrictive covenants, and incentive payments under the agreements and the plan may be subject to the recoupment policy adopted by the compensation and leadership development committee of the Exelon board of directors.

Estimated Value of Benefits to be Received Upon Retirement

The following tables show the estimated value of payments and other benefits to be conferred upon the NEOs assuming they retired as of December 31, 2013. These payments and benefits are in addition to the present value of the accumulated benefits from each NEO’s qualified and non-qualified pension plans shown in the tables within the Pension Benefit section and the aggregate balance due to each NEO that is shown in the tables within the Nonqualified Deferred Compensation section.

				Total
			Value of	Value of
		Value of	ComEd	All
		Unvested	Cash Based	Payments
	Cash	Equity	LTIP	and
	Payment	Awards	Awards	Benefits
	($)	($)	($)	($)
Name	Note 1	Note 2	Note 3	Note 4
Pramaggiore	$473,000	$1,393,000	$230,000	$2,096,000
Trpik Jr.	—	—	—	—
Donnelly	268,000	178,000	153,000	599,000
O’Neill	224,000	126,000	111,000	461,000
Marquez Jr.	182,000	126,000	111,000	419,000

Notes to Benefits to be Received Upon Retirement Table

(1)	Under the terms of the 2013 AIP, a pro-rated actual incentive award is payable upon retirement assuming an individual performance multiplier (IPM) of 100% and based on the number of days worked during the year of retirement. The amount above represents the executives’ 2013 annual incentive payout (after Company/Business Unit performance was determined) before applying the executive’s IPM, if applicable.
(2)	The Value of Unvested Equity Awards includes the following:
a.	the ‘spread’ on all unvested stock options that would vest upon termination of employment. The ‘spread’ is based on Exelon’s closing stock price on December 31, 2013 of $27.39. At that stock price, all unvested stock options are “underwater” (or out of the money). Under the LTIP, if a holder has attained age 50 with 10 or more years of service (or deemed service), any unvested stock options will vest upon termination of employment because the holder has satisfied the definition of retirement under the LTIP;

b.	the value of the executive’s unvested performance shares. The amount above includes the number of unvested shares earned for the 2011 and 2012 PSU awards, as applicable, as well as the actual payout earned for the first tranche of the Transition Award. It is assumed the second tranche of the Transition Award and the 2013 performance shares are earned at target. The value of the shares is based on Exelon’s closing stock price on December 31, 2013 of $27.39; and
c.	the accelerated portion of the executives’ restricted stock award that, per the applicable award agreement, would vest upon retirement. The value of the shares is based on Exelon’s closing stock price on December 31, 2013 of $27.39.
(3)	The Value of ComEd Cash Based LTIP Awards represents the executives’ earned but unvested award under the ComEd LTI Program. Pursuant to the ComEd LTI Program, vesting is accelerated upon retirement.
(4)	The estimate of total payments and benefits is based on a December 31, 2013 retirement date.

Estimated Value of Benefits to be Received Upon Termination due to Death or Disability

The following tables show the estimated value of payments and other benefits to be conferred upon the NEOs assuming their employment is terminated due to death or disability as of December 31, 2013. These payments and benefits are in addition to the present value of the accumulated benefits from the NEO’s qualified and non-qualified pension plans shown in the tables within the Pension Benefit section and the aggregate balance due to each NEO that is shown in tables within the Nonqualified Deferred Compensation section.

				Total
			Value of	Value of
		Value of	ComEd	All
		Unvested	Cash Based	Payments
	Cash	Equity	LTIP	and
	Payment	Awards	Awards	Benefits
	($)	($)	($)	($)
Name	Note 1	Note 2	Note 3	Note 4
Pramaggiore	$473,000	$1,667,000	$230,000	$2,370,000
Trpik Jr.	182,000	543,000	111,000	836,000
Donnelly	268,000	774,000	153,000	1,195,000
O’Neill	224,000	543,000	111,000	878,000
Marquez Jr.	182,000	543,000	111,000	836,000

Notes to Benefits to be Received Upon Termination due to Death or Disability Table

(1)	Under the terms of the 2013 AIP, a pro-rated actual incentive award is payable upon death or disability assuming an IPM of 100% and based on the number of days worked during the year of termination. The amount above represents the executives’ 2013 annual incentive payout (after Company/Business Unit performance was determined) before applying his or her IPM, if applicable.
(2)	The Value of Unvested Equity Awards includes the following:
a.	the ‘spread’ on all unvested stock options that would vest upon termination of employment. The ‘spread’ is based on Exelon’s closing stock price on December 31, 2013 of $27.39. At that stock price, all unvested stock options are “underwater” (or out of the money). Under the LTIP, if a holder terminates employment due to death or disability, the holder’s stock options will vest upon termination of employment;
b.	the value of the executive’s unvested performance shares. The amount above includes the number of unvested shares earned for the 2011 and 2012 PSU awards, as applicable, as well as the actual payout earned for the first tranche of the Transition Award. It is assumed the second tranche of the Transition Award and the 2013 performance shares are earned at target. The value of the shares is based on Exelon’s closing stock price on December 31, 2013 of $27.39; and
c.	the accelerated portion of the executives’ restricted stock award that, per the applicable award agreement, would vest upon death or disability. The value of the shares is based on Exelon’s closing stock price on December 31, 2013 of $27.39.
(3)	The Value of ComEd Cash Based LTIP Awards represents the executives’ earned but unvested award under the ComEd LTI Program. Pursuant to the ComEd LTI Program, vesting is accelerated upon termination due to death or disability.
(4)	The estimate of total payments and benefits is based on a December 31, 2013 termination due to death or disability.

Estimated Value of Benefits to be Received Upon Involuntary Separation Not Related to a Change in Control

The following tables show the estimated value of payments and other benefits to be conferred upon the NEOs assuming they were terminated as of December 31, 2013 under the terms of the Amended and Restated Senior Management Severance Plan. These payments and benefits are in addition to the present value of the accumulated benefits from the NEO’s qualified and non-qualified pension plans shown in the tables within the Pension Benefit section and the aggregate balance due to each NEO that is shown in the tables within the Nonqualified Deferred Compensation section.

							Total
				Value of	Health		Value of
		Retirement	Value of	ComEd	and	Perquisites	All
		Benefit	Unvested	Cash Based	Welfare	and	Payments
	Cash	Enhance-	Equity	LTIP	Benefit	Other	and
	Payment	ment	Awards	Awards	Continuation	Benefits	Benefits
	($)	($)	($)	($)	($)	($)	($)
Name	Note 1	Note 2	Note 3	Note 4	Note 5	Note 6	Note 7
Pramaggiore	$2,399,000	$135,000	$1,497,000	$230,000	$39,000	$40,000	$4,340,000
Trpik Jr.	770,000	41,000	543,000	111,000	14,000	40,000	1,519,000
Donnelly	1,026,000	53,000	774,000	153,000	24,000	40,000	2,070,000
O’Neill	901,000	47,000	543,000	111,000	22,000	40,000	1,664,000
Marquez Jr.	773,000	471,000	543,000	111,000	19,000	40,000	1,957,000

Notes to Benefits to be Received Upon Involuntary Separation Not Related to a CIC Table

(1)	Represents the estimated severance benefit plus the annual incentive for the year of termination. For Ms. Pramaggiore, the severance benefit is equal to 2 times the sum of her (i) current base salary and (ii) target annual incentive. For all other executives, the severance benefit is equal to 1.25 times the sum of executive’s (i) current base salary and (ii) target annual incentive. In addition, under Section 4.2 of the Severance Plan, a pro-rated annual incentive award is payable upon involuntary separation or qualifying voluntary separation based on the days worked during the year of termination and assuming the NEO’s IPM is 100% pursuant to the terms in the 2013 AIP. The amount above represents the executives’ 2013 annual incentive payout (after Company/Business Unit performance was determined) before applying his or her IPM, if applicable.
(2)	Represents the estimated retirement benefit enhancement that consists of a one-time lump sum payment based on the actuarial present value of a benefit under the non-qualified pension plan assuming that the severance pay period was taken into account for purposes of vesting, and the severance pay constituted covered compensation for purposes of the non-qualified pension plan.
(3)	The Value of Unvested Equity Awards includes the following:
a.	the ‘spread’ on all unvested stock options that would vest upon termination of employment. The ‘spread’ is based on Exelon’s closing stock price on December 31, 2013 of $27.39. At that stock price, all unvested stock options are “underwater” (or out of the money). Under the LTIP, if a holder has attained age 50 with 10 or more years of service (or deemed service), any unvested stock options will vest upon termination of employment because the holder has satisfied the definition of retirement under the LTIP;
b.	the value of the executive’s unvested performance shares. The amount above includes the number of unvested shares earned for the 2011 and 2012 PSU awards, as applicable, as well as the actual payout earned for the first tranche of the Transition Award. It is assumed the second tranche of the Transition Award and the 2013 performance shares are earned at target. The value of the shares is based on Exelon’s closing stock price on December 31, 2013 of $27.39; and
c.	the accelerated portion of the executives’ restricted stock award that, per the applicable award agreement, would vest upon an involuntary separation not related to a change in control. The value of the shares is based on Exelon’s closing stock price on December 31, 2013 of $27.39.
(4)	The Value of ComEd Cash Based LTIP Awards represents the executives’ earned but unvested award under the ComEd LTI Program. Pursuant to the ComEd LTI Program, vesting is accelerated upon involuntary separation not related to a change in control.
(5)	Estimated costs of healthcare, life insurance, and long-term disability coverage which continue during the severance period.
(6)	Estimated costs of outplacement services for up to 12 months for all NEOs.
(7)	The estimate of total payments and benefits is based on a December 31, 2013 termination date. The executives are participants in the Senior Management Severance Plan (“SMSP”) and severance benefits are determined pursuant to Section 4 of the Severance Plan.

Estimated Value of Benefits to be Received Upon a Qualifying Termination following a Change in Control

The following tables show the estimated value of payments and other benefits to be conferred upon the NEOs assuming they were terminated upon a qualifying change in control as of December 31, 2013. The company has entered into a Change in Control agreement with Ms. Pramaggiore. These payments and benefits are in addition to the present value of accumulated benefits from the NEO’s qualified and non-qualified pension plans shown in the tables within the Pension Benefit section and the aggregate balance due to each NEO that is shown in tables within the Nonqualified Deferred Compensation section.

								Total
				Value of	Health			Value of
		Retirement	Value of	ComEd	and	Perquisites		All
		Benefit	Unvested	Cash Based	Welfare	and	Modified	Payments
	Cash	Enhance-	Equity	LTIP	Benefit	Other	Gross-Up	and
	Payment	ment	Awards	Awards	Continuation	Benefits	Payment /	Benefits
	($)	($)	($)	($)	($)	($)	Scaleback	($)
Name	Note 1	Note 2	Note 3	Note 4	Note 5	Note 6	Note 7	Note 8
Pramaggiore	$3,368,000	$208,000	$1,667,000	$230,000	$58,000	$40,000	Not Required	$5,571,000
Trpik Jr.	1,182,000	70,000	543,000	111,000	23,000	40,000	Not Required	1,969,000
Donnelly	1,568,000	91,000	774,000	153,000	38,000	40,000	Not Required	2,664,000
O’Neill	1,384,000	81,000	543,000	111,000	35,000	40,000	Not Required	2,194,000
Marquez Jr.	1,181,000	780,000	543,000	111,000	31,000	40,000	Not Required	2,686,000

Notes to Benefits to be Received Upon a Qualifying Termination following a CIC Table

(1)	For Ms. Pramaggiore, the cash payment includes a severance payment and target annual incentive for the year of termination assuming an IPM of 100%. The severance benefit is equal to 2.99 times the sum of the executive’s (i) current base salary and (ii) Severance Incentive. The Severance Incentive is defined as the greater of the (i) target annual incentive for the year of termination and (ii) the average annual incentive paid for the two years prior to the year of termination (i.e., the 2011 and 2012 actual annual incentives). For all other executives, the severance benefit is equal to 2 times the sum of the executive’s (i) current base salary and (ii) Severance Incentive. Under the CIC Employment Agreement, the executive’s target incentive award is payable upon termination. Under the Severance Plan, the executive is entitled to his or her annual incentive for the applicable performance period. For executives who participate in the SMSP, the amount above represents the executive’s 2013 actual annual incentive payout (after Company/Business Unit performance was determined) before applying his or her IPM, if applicable. Pursuant to the 2013 AIP, a pro-rated annual incentive award is payable, assuming the NEO’s IPM is 100%.
(2)	The retirement benefit enhancement consists of a one-time lump sum payment based on the actuarial present value of a benefit under the non-qualified pension plan assuming that the severance pay period was taken into account for purposes of vesting, and the severance pay constituted covered compensation for purposes of the non-qualified pension plan.
(3)	The Value of Unvested Equity Awards includes the following:
a.	the ‘spread’ on all unvested stock options that would vest upon termination of employment. The ‘spread’ is based on Exelon’s closing stock price on December 31, 2013 of $27.39. At that stock price, all unvested stock options are underwater (or out of the money);
b.	the value of the executives’ unvested performance shares. Pursuant to Section 4.1(c) of the CIC Employment Agreement and Section 5.1(c) of the SMSP, all of the shares will vest upon termination at the actual level earned and awarded. The amount above includes the number of unvested shares earned for the 2011 and 2012 PSU awards, as applicable, as well as the actual payout earned for the first tranche of the Transition Award. It is assumed the second tranche of the Transition Award and the 2013 performance shares are earned at target. The value of the shares is based on Exelon’s closing stock price on December 31, 2013 of $27.39; and
c.	the value of the executives’ restricted stock that, pursuant to Section 4.1(d) of the CIC Employment Agreement or the terms of the award, would vest upon a qualifying termination following a change in control. The value of the shares is based on Exelon’s closing stock price on December 31, 2013 of $27.39.
(4)	The Value of ComEd Cash Based LTIP Awards represents the executives’ earned but unvested award under the ComEd LTI Program. Pursuant to the ComEd LTI Program, vesting is accelerated upon a qualifying termination following a change in control.
(5)	Estimated costs of healthcare, life insurance and long-term disability coverage which continues during the severance period.

(6)	Estimated costs of outplacement services for up to 12 months for all NEOs.
(7)	In 2009, the compensation committee adopted a policy that no future employment or severance agreements will provide for an excise tax gross-up payment. The SMSP as amended and restated on January 1, 2009 and CIC Employment Agreements that become effective after April 2009 will reduce the executive’s parachute payments to his or her safe harbor amount in order to avoid the excise tax imposed under Section 4999 of the Internal Revenue Code. Ms. Pramaggiore entered into a CIC Employment Agreement in 2011 that provides her with such a “best after-tax” provision pursuant to which the company will reduce her parachute payments to her safe harbor amount if her after-tax benefits would be higher following such a reduction of payments. If her after-tax benefits would be higher without a reduction of her parachute payments to her safe harbor amount, the company will not reduce her payments and Ms. Pramaggiore will be responsible for paying the excise tax imposed under Section 4999 of the Internal Revenue Code.
(8)	The estimate of total payments and benefits is based on a December 31, 2013 termination date. The Company has entered into change in control employment agreement with Ms. Pramaggiore. All other executives participate in the SMSP and severance benefits are determined pursuant to Section 5 of the Severance Plan.

Non-Employee Director Compensation

For their service as directors of the company in 2013, ComEd’s non-employee directors received the compensation that is shown in the following table and explained in the accompanying notes. Three directors who are employed by Exelon or ComEd (specifically, Mr. Christopher M. Crane, Mr. Denis P. O’Brien, and Ms. Pramaggiore) are not shown in the table and receive no additional compensation for their service as directors.

			Change in
	Fees Earned or Paid in Cash		Pension Value and
	Annual	Board &	Nonqualified	All
	Board &	Committee	Compensation	Other
	Committee	Meeting	Earnings	Compensation
	Retainers	Fees	Note 1	Note 2	Total
James W. Compton	$70,000	$8,000	$—	$—	$78,000
A. Steven Crown	70,000	8,000	—	—	78,000
Nicholas DeBenedictis (3)	—	—	—	—	—
Peter V. Fazio, Jr.	70,000	8,000	—	—	78,000
Sue L. Gin	—	8,000	—		8,000
Michael H. Moskow	70,000	8,000	—	15,000	93,000
Jesse H. Ruiz	70,000	8,000	—	15,000	93,000

Total All Directors	$350,00	$48,000	$—	$30,000	$428,000

(1)	Values in this column represent that portion of the directors accrued earnings in their non-qualified deferred compensation account that were considered as above market. See the description below under the heading “Deferred Compensation.” For 2013, none of the directors recognized any such earnings.
(2)	Values in this column represent the Company’s matching portion of the director’s contribution to qualified educational institutions pursuant to Exelon’s matching Gift Plan described below in Other Compensation.
(3)	Mr DeBenedictis was appointed to the board effective November 1, 2013; however he received no compensation for 2013.

Fees Earned or Paid in Cash

Non-employee directors of the ComEd board receive an annual retainer of $70,000 paid quarterly in arrears. Mr. DeBenedictis and Ms. Gin who are also members of the Exelon board of directors do not receive this retainer. All non-employee directors receive $2,000 for each board or committee meeting attended whether in person or by means of teleconferencing or video conferencing equipment.

Deferred Compensation

Directors may elect to defer any portion their cash compensation in a non-qualified multi-fund deferred compensation plan. Each director has an unfunded account where the dollar balance can be invested in one or more of several mutual funds, including one fund composed entirely of Exelon common stock. Fund balances (including those amounts invested in the Exelon common stock fund) will be settled in cash and may be distributed in a lump sum or in annual installment payments upon a director’s reaching age 65, age 72 or upon retirement from the board. These funds are identical to those that are available to executive officers and are generally identical to those available to company employees who participate in the Exelon Employee Savings Plan. Directors and executive officers have one additional fund not available to employees that, through its composition, provides returns that can be in excess of 120% of the Federal long-term rate that is used by the IRS to determine above market returns. However, during 2012 none of the directors had investments in this fund.

The ComEd board does not grant any type of equity.

Other Compensation

ComEd pays the cost of a director’s spouse or guest’s travel and meals when guests are invited to attend Exelon, ComEd or industry related events where guests are invited. The cost of such travel and meals is imputed to the director as additional taxable income. However, in most cases there is no incremental cost to ComEd of providing travel for a director’s guest when he or she accompanies the director, and the only additional costs to ComEd are those for meals and other minor expenses and to reimburse the director for the taxes on the imputed income. For 2013 there was no incremental cost incurred by any members of the ComEd board. Exelon has a matching gift program available to directors, officers and employees that matches their contributions to eligible not-for-profit organizations up to $15,000 per year for directors; $10,000 per year for executives ($15,000 per year through the end of 2013 for legacy Constellation Energy Group executives) and up to $5,000 per year for other employees.

Beneficial Ownership

Exelon Corporation indirectly owns 127,002,904 shares of ComEd common stock, more than 99% of all outstanding shares. Accordingly, the only beneficial holder of more than five percent of ComEd’s voting securities is Exelon, and none of the directors or executive officers of ComEd hold any ComEd voting securities.

The following table shows the ownership of Exelon common stock as January 31, 2014 by (1) any director of ComEd, (2) each named executive officer of ComEd named in the Summary Compensation Table, and (3) all directors and executive officers of ComEd as a group.

No ComEd securities are authorized for issuance under equity compensation plans.

	[A]	[B]	[C]	[D]=[A]+[B]+[C]	[E]	[F]=[D]+[E]
		Shares	Vested Stock		Share
		Held in	Options and		Equivalents
	Beneficially	Company	Options that	Total	to be Settled	Total
	Owned	Plans	Vest Within	Shares	in Cash or Stock	Share
	Shares	Note 1	60 days	Held	Note 2	Interest
Directors
James W. Compton	3,000	—	—	3,000	—	3,000
Christopher M. Crane	133,250	173,866	347,250	654,366	50,612	704,978
A. Steven Crown	—	—	—	—	6,549	6,549
Nicholas DeBenedictis	5,000	22,834	—	27,834	—	27,834
Peter V. Fazio, Jr	1,000	—	—	1,000	—	1,000
Sue L. Gin	56,424	16,232	—	72,656	21,840	94,496
Michael H. Moskow	—	—	—	—	—	—
Denis P. O’Brien	55,694	52,695	209,950	318,339	21,224	339,563
Jess H. Ruiz	—	—	—	—	—	—
Named Officers
Anne R. Pramaggiore(3)	23,706	26,628	24,700	75,034	5,883	80,917
Joseph R. Trpik, Jr.	8,931	6,423	21,775	37,129	2,686	39,815
Terence R. Donnelly	28,887	9,871	30,250	69,008	5,001	74,009
Thomas S. O’Neill	2,283	9,086	47,800	59,169	4,552	63,721
Fidel Marquez	2,853	6,423	8,175	17,451	2,292	19,743
Total
Directors & Executive Officers as a group, 18 people	336,468	348,043	724,825	1,409,336	127,245	1,536,581

(1)	The shares listed under Shares Held in Company Plans, Column [B], include restricted shares, shares held in the 401(k) plan, and deferred shares held in the Stock Deferral Plan.
(2)	The shares listed above under Share Equivalents to be Settled in Cash, Column [E], include unvested performance shares that may settled in cash or stock depending on where the named officer stands with respect to their stock ownership requirement, and phantom shares held in a non-qualified deferred compensation plan which will be settled in cash on a 1 for 1 basis upon retirement or termination.
(3)	Ms. Pramaggiore is also a director.